    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2000.
                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                       WALL STREET STRATEGIES CORPORATION
             (Exact name of registrant as specified in its charter)

             NEVADA                           6282                    13-4100704
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification Number)

                           80 BROAD STREET, 31ST FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 514-9500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHARLES V. PAYNE
                       WALL STREET STRATEGIES CORPORATION
                           80 BROAD STREET, 31ST FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 514-9500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              STEVEN A. SAIDE, ESQ.
                                 BRYAN CAVE LLP
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
                                 (212) 692-1852

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS         AMOUNT                              PROPOSED MAXIMUM          AMOUNT
                OF SECURITIES            TO BE         PROPOSED MAXIMUM         AGGREGATE                OF
               TO BE REGISTERED        REGISTERED     PRICE PER SHARE(1)    OFFERING PRICE (1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001      1,537,594(2)(3)         $2.875              $4,420,582           $1,167.03
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Includes 1,420,094 shares of Common Stock issuable upon conversion of Preferred Stock and exercise of warrants and options.

(3) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Preferred Stock and the warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED ________, 2000

PROSPECTUS

                       WALL STREET STRATEGIES CORPORATION

                                1,537,594 SHARES
                                       OF
                                  COMMON STOCK

         This prospectus relates to a maximum of 1,537,594 shares of our common stock. Of these shares,

              -   117,500 shares are currently issued and outstanding;

              - 1,165,094 shares are issuable upon conversion of our series A preferred stock;

              -   230,000 shares are issuable upon exercise of warrants; and

              -   25,000 shares are issuable upon exercise of options.

         The selling shareholders named in this prospectus may offer and sell these shares at any time. They may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling shareholders may include pledgees, donees, transferees, or other successors in interest. We will provide specific terms of any offerings made under this prospectus in prospectus supplements, if necessary.

         We will not receive any of the proceeds from the sale of the common shares although we will receive the proceeds from the exercise of the warrants and options to purchase a total of 255,000 shares of common stock. However, we will bear the costs relating to the registration of the shares of common stock, estimated to be approximately $110,000.

         Our common stock is included for quotation on the OTC Electronic Bulletin Board under the symbol WSST. The closing bid price of the common stock as quoted on the OTC Electronic Bulletin Board on October 10, 2000 was $2.75 per share. The selling shareholders will pay all sales commissions or underwriting discounts and fees and expenses of their counsel incurred in connection with the sale of shares through this prospectus.

                                 ---------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  , 2000
------------------

                          SIDE BAR COVER OF RED HERRING

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
Prospectus Summary.........................................................................................     1

Risk Factors...............................................................................................     3

Forward-Looking Statements.................................................................................     7

Use of Proceeds............................................................................................     8

Market Price for Common Equity and Related Stockholder Matters ............................................     8

Management's Discussion and Analysis Of Financial Condition And Results Of Operations......................    10

Business ..................................................................................................    16

Legal Proceedings .........................................................................................    26

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure ......................    26

Directors, Executive Officers, Promoters and Control Persons ..............................................    27

Executive Compensation ....................................................................................    31

Certain Relationships and Related Transactions ............................................................    33

Security Ownership of Certain Beneficial Owners and Management ............................................    34

Description Of Securities .................................................................................    35

Selling Shareholders ......................................................................................    37

Plan of Distribution ......................................................................................    38

Disclosure of Commission Position on Indemnification For Securities Act Liabilities .......................    39

Legal Matters..............................................................................................    39

Experts....................................................................................................    39

Where You Can Find More Information........................................................................    40

Financial Statements ......................................................................................   F-1

                                 ---------------

     INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 3 and our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1 before making an investment decision.

OUR COMPANY

     Through our wholly-owned subsidiary, Wall Street Strategies, Inc., we provide investment research and related information services for individual and institutional investors and financial professionals. Wall Street Strategies, Inc., which was founded in 1991, delivers its products and services, including financial and market information, analysis, advice and commentary, to subscribers through a variety of media including telephone, facsimile, e-mail, audio recordings, newsletters, the internet and traditional mail.

     As of June 30, 2000, we had approximately 3,220 active subscribers, consisting primarily of financial professionals. Subscription fees paid by subscribers for our products or services presently constitute our sole source of revenue. During the second calendar quarter of 1999, Wall Street Strategies, Inc. adopted a business strategy designed to increase the total number of our subscribers, including significant numbers of individual investors, and to increase and diversify our revenue sources. To those ends, we have announced a number of initiatives such as the creation, launch and marketing of our website and the establishment of strategic distribution relationships through which we expect to reach both institutional and individual investors.

     The website, which became operational during January 2000, offers to subscribers our own proprietary content, including financial information and analysis, as well as access to other financial information and services in a real-time, interactive medium. We expect to use the website to build brand awareness, attract paying subscribers for our products, and generate advertising revenue.

     We anticipate that we will continue to develop our website during 2000. We also intend to undertake a marketing and advertising program to promote our brand and products. In addition, we intend to pursue additional strategic relationships and, as appropriate, hire additional personnel, including management personnel, and purchase additional computer systems and software.

OUR PRINCIPAL EXECUTIVE OFFICES

         Our offices are located at 80 Broad Street, 31st Floor, New York, NY 10004. The telephone number at that location is 212-514-9500.

                                  THE OFFERING

Common stock offered ............................  1,537,594(1)

Common stock outstanding after the offering .....  19,101,697(2)

Use of proceeds..................................  We will not receive any proceeds from the sale of the shares.  However, we will receive proceeds from the
                                                   exercise of the warrants and options, if any, of which
                                                   255,000 underlying shares of common stock are being
                                                   registered for sale.  These proceeds will be used for
                                                   general corporate purposes.

Trading symbol...................................  "WSST"

------------------

(1) Consists of 117,500 shares of common stock held by two of the selling shareholders; 1,165,094 shares of common stock issuable upon conversion of the series A preferred stock; 230,000 shares of common stock issuable upon exercise of warrants; and 25,000 shares of common stock issuable upon exercise of options.

(2) Assumes that all shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants and options that are being offered in this prospectus are issued.

                                  RISK FACTORS

     You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

                          RISK RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.

     We have incurred operating losses in each of our last two fiscal years.
For the year ended December 31, 1999, we incurred a net loss of approximately $4,251,000. For the six month period ended June 30, 2000 we incurred a net loss of approximately $4,968,000. As of June 30, 2000, we had an accumulated deficit of approximately $9,391,000. In addition, as of June 30, 2000, we had unearned compensation expense of approximately $7,172,000 that will be amortized into operations over the next two to three years, but that will not require a cash expenditure. We expect operating losses to continue for the foreseeable future as we intend to significantly increase operating expenses to grow our business. We expect to incur significant sales, marketing, product development, additional non-cash compensation charges in connection with the issuance of stock options to new management personnel, and general and administrative expenses, in particular, in connection with our recently created website. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 10 for more information regarding our financial condition.

WE MAY NOT BE SUCCESSFUL IN OUR BUSINESS STRATEGY BECAUSE OF OUR LIMITED ASSETS AND HISTORY OF OPERATING A WEBSITE.

      We may not be successful in our business strategy designed to increase the total number of our subscribers and to increase and diversify our revenue sources. Among the principal elements of this strategy are the creation, launch and marketing of our website and the establishment of strategic relationships through which we expect to reach both institutional and individual investors. Our limited assets and history of operating a website subject us to the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, such as the internet. These factors may also make it difficult for us to establish and maintain strategic relationships with other websites to attract subscribers and advertisers. Even if we enter into distribution relationships with other websites, they themselves may not attract significant numbers of users. Therefore, our website may not receive additional subscribers from these relationships.

WE MAY NOT HAVE AND MAY BE UNABLE TO OBTAIN SUFFICIENT CAPITAL TO FUND OPERATIONS AND IMPLEMENT OUR BUSINESS STRATEGY.

      We may require additional capital to fund our operations and implement our business strategy. As of June 30, 2000, we had cash and cash equivalents on hand of approximately $943,000. On August 18, 2000, we completed a financing transaction in which we realized net proceeds of $995,000, not including expenses in connection with the preparation of this registration statement. On October 12, 2000, we entered into an agreement for the sale of 10,000,000 shares of our common stock and warrants to purchase an additional 5,000,000 shares of common stock. We expect to realize net proceeds of $7,700,000, not including any fees in connection with the registration of these securities, if the transaction is completed. We cannot assure you that this transaction will be completed. We believe that the net proceeds from these transactions, together with the cash on hand and the cash generated by our operations will be sufficient to meet our contractual and other commitments through the end of 2001.

      If the sale of the 10,000,000 shares is not completed, we will need to actively pursue financing for our equipment purchases in order to aggressively implement our business strategy and to fund our operations beyond 2000. In that event, we will also seek to obtain additional debt and/or equity financing. We anticipate that over the next 12 months, we will require at least $3,000,000 of additional funds. We can not assure you that we will be able to obtain these funds. If we cannot obtain additional capital, we may have to limit our development of new products, reduce advertising and marketing efforts, decrease or eliminate capital expenditures, reduce customer services and support, and slow the rate of growth in or reduce the number of our administrative and executive employees. Any of the foregoing could harm our business and our ability to compete.

     Even if we find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional funding. Any future capital investments could dilute or otherwise adversely affect the holdings or rights of existing shareholders or restrict our operations. See "Management's Discussion and Analysis -- Liquidity and Capital Resources" on page 13 for additional information regarding our capital needs.

WE ARE DEPENDENT ON THE SERVICES AND REPUTATION OF CHARLES V. PAYNE.

     Our success depends, to a significant extent, upon the abilities, reputation and continued efforts of our Chief Executive Officer and controlling shareholder, Charles V. Payne, who is also our principal stock market analyst and media spokesperson. We have entered into an employment agreement with Mr. Payne and we have insurance on the life of Mr. Payne in the amount of $6,000,000. The loss of Mr. Payne or damage to his reputation could harm us. See "Directors, Executive Officers, Promoters and Control Persons" beginning on page 27 for additional information regarding Mr. Payne's experience and "Executive Compensation" on page 31 for details regarding the terms of Mr. Payne's employment agreement.

CONTROL BY CHARLES V. PAYNE COULD ADVERSELY AFFECT OUR SHAREHOLDERS.

     Charles V. Payne is the beneficial owner of approximately 62.6% of our shares of common stock. As a result, Mr. Payne has the ability to control substantially all matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impeding a merger, consolidation, takeover or other business combination involving the company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could have a harmful effect on the market price of our common stock.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR PERFORMANCE.

     An increasing number of financial news, analysis and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for subscribers and staff and will compete for advertisers with many types of companies, including online services or websites focused on business, finance and investing, publishers of traditional media such as print, radio and television, providers of terminal-based financial news and data, web "portal" companies and online brokerage firms. Our ability to compete depends on many factors, including:

     - ease of delivery of products and use of our website

     - performance

     - price

     - reliability of customer service and support

     - identity of our spokespersons

     - quality, originality, variety and timeliness of our products and services

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and far greater financial, technical and marketing resources than we do. This may allow them to devote greater resources to the development and promotion of their services and to the recruitment and hiring of analysts and other personnel. These competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, adopt more aggressive pricing policies (including offering all or a portion of their financial news for free) and make more attractive offers to existing and potential employees, advertisers and strategic partners.

     We also expect to compete with other websites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the internet or our website to be a limited or an ineffective advertising medium, they may not want to spend any of their advertising budget on advertising on our website.

WE MAY BE UNABLE TO MANAGE OUR GROWTH, WHICH MAY HARM OUR BUSINESS.

     We have experienced rapid growth in our operations that has placed, and will continue to place, a significant strain on our financial, management, accounting and other resources. To manage our growth, we will have to continue to implement and improve our managerial controls and procedures and operational and financial systems. In addition, we expect that the number of our employees will continue to increase for the foreseeable future. We will need to integrate these employees into our workforce successfully. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion. We also cannot assure you that our systems, procedures or controls will be adequate to support our operations, or that management will be able to successfully offer and expand our services. Our inability to manage our growth effectively could harm our business, results of operations and financial condition.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     We expect to experience significant fluctuations in quarterly operating results due to a variety of factors, including:

     - our ability to maintain and attract subscribers for our products and services

     - market acceptance of the internet as a medium for consumers of financial news and analysis

     - our ability to create and deliver accurate and reliable content in order to attract users to our website to subscribe for our products and services, and to attract advertisers to our website

     - intense competition from other providers of financial news and analysis both over the internet and through traditional media

     - delays or errors in our ability to effect e-commerce transactions

     - our ability to quickly and effectively upgrade and develop our systems and infrastructure

     - technical difficulties, system downtime, internet brownouts, interruptions, delays or capacity problems experienced in the internet or with telephone communications

     - seasonality of the industry

     - seasonality of advertising sales

     - promotions and sales programs

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic alliances

     - general economic conditions, economic conditions specific to the internet and the general state of the stock markets

EXISTING OR FUTURE GOVERNMENT REGULATIONS MAY IMPEDE OR LIMIT OUR OPERATIONS.

     Operation of our website is dependent on the use of the internet and telephone connections. Currently, there are few laws that apply specifically to access to or commerce on the internet. Due to the increasing popularity of use of the internet, however, it is possible that laws and regulations with respect to the internet may be adopted at Federal, state and even local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with internet communications. In addition, the telecommunications industry is subject to regulatory control under a number of Federal statutes. Any amendments to current regulations, statutes or new laws and regulations could harm our business, results of operations and prospects.

PURCHASES OF OUR SECURITIES MAY BE ADVERSELY EFFECTED BY THE PENNY STOCK REGULATIONS.

     Our common stock is currently included for quotation on the OTC Electronic Bulletin Board. Until the common stock is quoted on the NASDAQ system or on a national securities exchange and so long as the common stock trades below $5.00 per share, the common stock would come within the definition of a "penny stock" as defined in the Securities Exchange Act of 1934. The rules under the Exchange Act impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). Before a broker-dealer enters into a penny stock transaction, he must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. The broker-dealer must also provide a customer with a document that discloses the many risks of investing in the penny stock market. Therefore, broker-dealers may not want to sell our securities. This may make it harder for purchasers of our securities to sell their securities in the secondary market.

                         RISKS RELATED TO THIS OFFERING

OUR SHARE PRICE HAS BEEN AND IN THE FUTURE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

     The price for our common stock could be highly volatile and subject to wide fluctuations in response to a number of factors, including:

     - announcements of technical innovations, new systems or services by us or our competitors;

     - changes in investor perception of us or the market for our products and services;

     - changes in financial estimates by securities analysts; and

     - changes in general economic and market conditions.

IF OUR SHARE PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION, WHICH IS EXPENSIVE AND COULD DIVERT OUR RESOURCES.

     In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in our industry have been subject to this type of litigation. If the market value of our common stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS CONTROL US AND MAY MAKE DECISIONS THAT YOU DO NOT CONSIDER TO BE IN YOUR BEST INTEREST.

     Our executive officers, directors and principal shareholders, in the aggregate, directly or indirectly hold approximately 63.1% of our outstanding shares. Accordingly, these shareholders will be able to control us through their ability to determine the outcome of the election of our directors, amend our certificate of incorporation and bylaws and take other actions requiring the vote or consent of shareholders, such as mergers, going private transactions and other extraordinary transactions. The ownership position of these shareholders may have the effect of delaying, deterring or preventing a change in control of the company or a change in the composition of our board of directors. See "Security Ownership Of Certain Beneficial Owners And Management" on page 33 for information concerning the beneficial ownership of our common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF OUR SHARES OF COMMON STOCK MAY AFFECT OUR SHARE PRICE.

     The market price of our shares of common stock could decline as a result of sales of substantial amounts of common stock in the public market at any time or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     We currently have outstanding 17,681,603 shares of common stock, of which approximately 6,224,000 are freely tradable. The remaining 11,457,603 shares, or approximately 65% of our total outstanding shares, and shares subject to outstanding options and warrants are restricted from immediate resale under the federal securities laws, but may be sold into the market in the near future. These shares will become available for sale at various times, subject to volume limitations under Rule 144 of the Securities Act of 1933.

OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND NEVADA LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFITS TO OUR SHAREHOLDERS.

     Nevada law contains provisions that may inhibit changes in control of us that are not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control of us despite possible benefits to our shareholders, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock, and the voting and other rights of the holders of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to:

     - business strategy;

     - plans for hiring additional personnel;

     - our estimates regarding our capital requirements and our needs for additional financing; and

     - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus, nor will such proceeds be available for our use or benefit. However, we will receive the proceeds from the exercise of warrants and options, if any, of which 255,000 underlying shares of common stock are being registered for sale. These proceeds will be used for general corporate purposes.

                                 DIVIDEND POLICY

     We have never paid a cash dividend on our common stock nor do we anticipate paying cash dividends on our common stock in the near future. It is our present policy not to pay cash dividends on the common stock but to retain earnings, if any, to fund growth and expansion. Under Nevada law, a company is prohibited from paying dividends if the company, as a result of paying such dividends, would not be able to pay our debts as they come due, or if the company's total liabilities and preferences to preferred shareholders exceed total assets. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our board of directors deems relevant.

         MARKET PRICE FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     Our common stock began trading on the OTC Electronic Bulletin Board under the symbol "VEMP" on August 20, 1999. Since September 25, 1999, the common stock has traded under the symbol "WSST." The following table sets forth, for the periods indicated, the high and low closing bid prices for the common stock.

1999                                   HIGH                     LOW
----                                  -------                 --------
Third Quarter since August 20         $ 7.500                 $  4.000
Fourth Quarter                        $ 6.187                 $  2.437

2000
----
First Quarter                         $26.375                 $  6.625
Second Quarter                        $26.375                 $ 10.500
Third Quarter                         $ 4.625                 $  1.625

     The foregoing information reflects inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions. On October 10, 2000, the closing bid price for the common stock was $2.75 per share.

PENNY STOCK RULES

     Unless the common stock is quoted on the NASDAQ system or on a national securities exchange and so long as the common stock trades below $5.00 per share, it would come within the definition of "penny stock" as defined in the Exchange Act and be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practices requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For penny stock transactions, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. Consequently, the applicability of Rule 15g-9 may effect the ability or willingness of broker-dealers to sell our securities.

RULE 144 RESALES

     As of the date of this prospectus we have 17,681,603 shares of common stock issued and outstanding, of which approximately 6,224,000 shares are unrestricted and may be freely traded in the securities markets. The remaining

11,457,603 shares of common stock, including shares owned by affiliates, are "restricted" shares within the meaning of Rule 144 under the Securities Act. In general, Rule 144, as it applies to our securities, provides that a person who acquired securities in a private placement transaction and has beneficially owned those securities, fully paid, for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed one percent (1%) of our issued and outstanding common stock. For issuers whose shares are listed on a stock exchange or NASDAQ, a shareholder may alternatively sell a number of shares (if greater than the number under the 1% test) that does not exceed the average weekly trading volume during the four calendar weeks prior to his or her sale.

     However, if a person has beneficially owned securities for a period of at least two years and has not been an affiliate of the issuer for the preceding three-month period, there is no limit on the number of shares that the non-affiliate may then sell. The sale of a substantial number of shares of common stock under Rule 144 or under any other exemption from registration could have a depressive effect upon the price of our common stock.

RELATED SHAREHOLDER MATTERS

     We have not agreed to register any shares of common stock under the Securities Act for sale by security holders except that we:

               - have agreed to register the shares included in this prospectus,

               - have granted demand and piggy-back registration rights to Charles V. Payne and his assigns with respect to 9,455,898 shares, and

               - have granted piggy-back registration rights to Bamby Investments Limited, HK Partners LLC and Gerald H. Turner and their assigns with respect to an aggregate of 600,000 shares.

     We are not currently proposing to publicly offer any shares.

NUMBER OF SHAREHOLDERS

     As of October 10, 2000, there were approximately 50 holders of record of our common stock, and the number of beneficial owners was approximately 300.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus.

OVERVIEW

     Since our founding in 1991, we have engaged in the business of providing investment research and information services for institutional and individual investors and financial professionals. We have historically delivered our products, including financial and market information, analysis, advice and commentary, to paying subscribers through a variety of media including phone, fax, e-mail, audio recordings, newsletters and traditional mail. Sales of subscriptions to our products have represented our sole source of revenue, and our subscribers have predominantly been composed of institutional investors and financial professionals.

     During 1999, we adopted a business strategy designed to increase the total number of subscribers, including significant numbers of individual investors, and to increase and diversify our sources of revenue. To those ends, we have announced a number of initiatives, including the creation, launch and marketing of our website and the establishment of strategic distribution relationships through which we will reach both institutional and individual investors. In particular, we expect to use the website to build brand awareness, attract paying subscribers for our products and generate advertising revenue.

     In connection with the execution of our business strategy, in 1999, we engaged various service providers including website designers and providers of content for our website, purchased computer systems and software, and hired additional management, sales, operational and administrative personnel. In addition, in May 2000, Wall Street Strategies, Inc., our wholly owned subsidiary, became a registered investment adviser under the Investment Advisers Act of 1940. This registration enables us to offer individualized products and services to subscribers for whom registration as an investment adviser is required.

     We anticipate that we will continue to develop our website during 2000. We also intend to undertake a marketing and advertising program to promote our brand and products. In addition, we intend to pursue additional strategic relationships and, as appropriate, hire additional personnel, including management personnel, and purchase additional computer systems and software.

     As discussed below, the fiscal years ended December 31, 1998 and December 31, 1999 were characterized by significant sales increases offset by significant expenses associated with sales commissions on subscriptions, increased personnel and, in 1999, website design and other strategic and operational initiatives. We expect operating losses to continue for the foreseeable future as we intend to significantly increase our operating expenses to implement our business strategy.

     As of June 30, 2000, we had approximately 3,220 active subscribers. We also had approximately 1,160 registered users of products provided free on our website. We anticipate that some of these users will be converted into paying subscribers and, in any event, the number of users is generally a factor that advertisers take into account in determining whether to advertise on a website. Subscription revenues for the six months ended June 30, 2000, was $2,634,311. As of December 31, 1998, we had 1,730 active subscribers. Subscription revenue in 1998 totaled $2,226,726. As of December 31, 1999, the number of active subscribers increased to 2,700, and subscription revenue for 1999 increased to $4,318,534.

RESULTS OF OPERATIONS

     COMPARISON OF THE SIX MONTH PERIODS ENDED JUNE 30, 2000 AND 1999

     Our revenue for the six months ended June 30, 2000 was approximately $2.7 million. This amount represented an increase from the six months ended June 30, 1999 42%. Revenues for the six month period ended June 30, 1999 were approximately $1.9 million. Income from sales of subscriptions to our products represented nearly all of our revenues in both periods except for consulting income of $133,120 for the six months ended June 30, 1999. This income primarily represented the value of stock received in exchange for consulting and advisory services. The increase in subscription revenue resulted primarily from increased sales and promotional efforts, the increased visibility of Charles Payne, our chief analyst and spokesperson, and the continued general growth in U.S. households' purchasing and ownership of financial assets.

     We realized a gain of $27,337 on the sale of marketable securities for the six months ended June 30, 1999. This compared with a $36,118 realized gain for the six months ended June 30, 2000. We continue to experience substantial increases in operating expenses, which have offset the increases in revenue for the six months ended June 30, 2000. A substantial portion of the increase in operating expenses is attributable to stock compensation earned and charged to expense in connection with the issuance of shares of common stock and below fair market option grants to various key employees and new management personnel and certain outside consultants as part of our expansion strategy. Total operating expenses increased from approximately $1.7 million in the six months ended June 30, 1999 to approximately $7.6 million in the six months ended June 30, 2000. This amount represents an increase of 361%. Included in operating expenses are salaries and commissions of $1,069,974 for the six months ended June 30, 1999, $4,815,200 for the six months ended June 30, 2000. This amount represents an increase of 350% in the comparable six month period. Included in salaries and commissions for the six month period ended June 30, 2000 are expenses of $2,578,894 related to stock compensation. In the absence of expenses related to stock compensation, salaries and commissions for the six month period ended June 30, 2000, salaries and commission, exclusive of the expense related to stock compensation, would have been $2,236,306 an increase of 109% over the comparable period in 1999. Payroll taxes and employee benefits increased from $112,148 for the six months ended June 30, 1999 to $280,705 for the six months ended June 30, 2000. This represents an increase of 150% for the six months ended June 30, 2000. Apart from the charge to expense represented by stock compensation, increases in salaries and commissions continued to represent a substantial portion of the overall increase in operating expenses. Such increases were attributable to retention of existing personnel as well as the engagement of additional personnel, particularly management personnel required to effect our business strategy of growth and expansion. We also incurred increased commissions payable to sales representatives in connection with higher subscription income. We anticipate continuing our efforts to retain and recruit personnel and corresponding increases in expenses attributable to salaries and commissions, as well as increased commissions payable as subscription sales increase. We further anticipate significant additional charges to expense for stock compensation during 2000 and 2001.

     During the six months ended June 30, 2000, we incurred consulting fees of $600,574. Included in these fees were stock compensation earned and charged to expense to a public relations firm for the six months ended June 30, 2000 of $480,429. The balance represented consulting fees paid to various financial and other consultants. Consulting fees of $42,705 were incurred during the six months ended June 30, 1999.

     Rent and occupancy costs increased from $37,090 for the six months ended June 30, 1999 to $108,135 for the six months ended June 30, 2000, a 192% increase. This increase is attributable to the leasing of additional space required to house the increased number of employees and sales people hired or engaged by us. We moved into new office space on July 14, 2000, which is significantly larger than our previous location. Accordingly, we anticipate substantial increases in our rent and occupancy costs during the remainder of 2000 and in subsequent years.

     We experienced increased costs and expenses in a number of other areas for the six months ended June 30, 2000, as compared to the corresponding period in 1999. These increases are attributable to our expansion and the implementation of our business strategy to increase the number of our subscribers and to create our website. The significant changes are summarized as follows:

                               For the Six Months Ended
                                June 30,       June 30,
Expense                           2000           1999           % Increase
                                --------       --------       --------------
Telephone and
 communication costs            $199,441       $ 93,921                 112%
Travel and promotion
 costs                          $366,942       $ 51,207                 617%
Website Development
 costs                          $250,597       $     --       Not applicable
General, administrative and
other operating costs           $370,508       $210,414                  76%

     Included in the website development costs for the six months ended June 30, 2000 is amortization of our capitalized website development costs of $61,254.

     We incurred depreciation expense for the six months ended June 30, 1999 of $4,999. This compares to depreciation expense of $73,559 for the six months ended June 30, 2000. The increase during 2000 is primarily a result of increased property and equipment purchases and capitalized leases.

     We also incurred professional fees of $482,243 for the six months ended June 30, 2000. These expenses are primarily attributable to our expansion and becoming a reporting issuer. We incurred $28,955 for professional fees for the six months ended June 30, 1999.

     We experienced a net loss for the six months ended June 30, 2000 of ($4,967,928), or ($0.29) per share as compared to a net profit for the six months ended June 30, 1999 of $177,408, or $0.02 per share. Our management believes that the increase in our net loss was primarily due to the stock compensation charge described above, as well as increased salaries and commissions paid to additional personnel and in respect of increased subscriptions and other increased operating expenses.

     Although we cannot accurately determine the precise effect of inflation on our operations, we do not believe that inflation has had a material effect on sales or results of operations in the three or six month periods ended June 30, 1999 or 2000.

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31, 1999

     Revenues increased from $2,329,215 in 1998 to $4,474,699 in 1999, an increase of 92%. Income from sales of subscriptions to our products represented nearly all of our revenues in both years. The increase in revenues resulted primarily from increased sales and promotional efforts, the increased visibility of Charles Payne, our chief analyst and spokesperson, and the continued general growth in U.S. households' purchasing and ownership of financial assets.

     We realized a loss of $14,769 on the sale of marketable securities in 1999 as compared to a gain of $99,827 on the sale of marketable securities in 1998.

     We experienced a substantial increase in operating expenses from 1998 to 1999, offsetting the increase in revenues over the same period. A substantial portion of the increase in operating expenses is attributable to stock compensation earned and charged to expense in connection with the issuance of shares of common stock to certain key employees and new management personnel recruited as part of our expansion strategy. Total operating expenses increased from $2,440,404 in 1998 to $8,689,176 in 1999, an increase of 256%. Of these amounts, $7,001,997 represented salaries and commissions in 1999, compared to $1,614,658 in 1998, an increase of 334%. The portion of this 1999 expense attributable to the stock compensation earned and charged to expense was $3,829,348. In the absence of these charges, salaries and commissions would have increased to $3,172,649, a 97% increase over 1998. Payroll taxes and employee benefits increased 14% over the same periods, from $274,832 to $314,251; these amounts included a profit sharing contribution by us of $100,000 during 1999 compared to $150,000 in 1998. Apart from the charge to expense represented by stock compensation, increases in salaries and commissions continued to represent a substantial portion of the overall increase in operating expenses. These increases were attributable to retention of existing personnel and engagement of additional personnel, particularly management personnel required to effect our business strategy of growth and expansion, as well as to increased commissions payable to sales representatives in connection with increased subscription sales. We anticipate continuing our efforts to retain and recruit personnel and corresponding increases in expenses attributable to salaries and commissions, as well as increased commissions payable as subscription sales increase. We further anticipate significant additional charges to expense for earned stock compensation during 2000 and 2001.

     Rent and occupancy costs increased from $42,068 in 1998 to $82,759 in 1999, an increase of 97%. The increase was attributable to the relocation of our offices in the Fall of 1998. Additional space was required to house the increased number of employees and sales people hired or engaged by us.

     We experienced increased costs and expenses in 1999 as compared to 1998 in a number of other areas attributable to our expansion and the implementation of our business strategy to increase the number of subscribers and to create our website. Telephone and communications costs increased from $176,987 in 1998 to $264,321 in 1999, an increase of 49%. Travel and promotion costs increased from $57,768 in 1998 to $104,335 in 1999, an increase of 81%. Furthermore, we incurred website development costs for the first time in 1999 in the amount of $115,967. We also incurred increased professional and consulting fees in 1999 attributable to our expansion. Professional fees increased from $36,525 in 1998 to $234,360 in 1999, an increase of 542%. Consulting fees increased from $44,749 in 1998 to $218,597 in 1999, an increase of 388%.

     General and administrative costs increased from $84,320 in 1998 to $121,101 in 1999, an increase of 44%. Other operating expenses increased by 128% from 1998 to 1999, from $98,474 to $224,400.

     We experienced a net loss for 1999 of ($4,251,065), or ($0.37) per share, as compared to a net loss for 1998 of ($109,619), or ($0.01) per share. Our management believes that the increase in our net loss was primarily due to the stock compensation charge described above, as well as increased salaries and commissions paid to additional personnel and in respect of increased subscriptions and other increased operating expenses.

     Although we cannot accurately determine the precise effect of inflation on our operations, we do not believe that inflation has had a material effect on sales or results of operations in 1998 or 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically financed our operations out of revenues from subscriptions for our products. In September 1999, we received net proceeds of $3 million from the sale of 600,000 shares at $5.00 per share. These shares were issued to three accredited investors: Bamby Investments Limited, a private investment company based in the Bahamas; HK Partners LLC, a private limited liability company engaged in making real estate and securities investments based in Denver, Colorado; and Gerald Turner, one of our directors.

     Net cash used by operating activities in 1999 was ($98,320) compared to net cash provided by operating activities in 1998 of $80,142. This decrease was primarily due to increased operating expenses incurred in connection with the implementation of our business strategy. Net cash used for the six months ended June 30, 2000 was ($1,067,134) compared with net cash provided by operating activities of $508,773 for the six months ended June 30, 1999. The reduction in cash provided from operations for this six month period of $1,575,907 was primarily caused by an increase in operating expenses incurred in connection with the implementation of our business strategy. Net cash used in investing activities grew from ($25,959) in 1998 to ($464,967) in 1999. The increased cash used in investing activities was used for purchases of property and equipment of $19,644, net investments in marketable securities of $72,023, payment of deferred website development costs of $70,000, a lease deposit of $272,000, and payments made for other assets in the amount of $31,300. The net cash provided by financing activities for 1999 was $2,973,107, compared to net cash used in financing activities of ($64,380) for 1998. The increase in cash provided by financing activities was primarily attributable to a private placement. At December 31, 1999, we had cash and cash equivalents on hand of $2,506,505. Net cash used in investing activities for the six months ended June 30, 2000 was $455,728, compared net cash used in investing activities of $65,236 for the six months ended June 30, 1999. The increase in cash used in investing activities was primarily a result of additional purchases of property and equipment and website development costs partially offset by the proceeds from the sale of marketable securities in the 2000 Period. Net cash used in financing activities for the six months ended June 30, 2000 was $40,675 compared with net cash used in financing activities of $9,197 for the six months ended June 30, 1999. The increase in cash used in financing activities was primarily from the financing of computer equipment through capitalized leases.

     We anticipate increased cash demands to meet such requirements as increased costs related to retention and attraction of personnel, continuing costs of development, maintenance and expansion of our website, costs associated with advertising and marketing campaigns contemplated for 2000 and beyond, higher rent and occupancy expenses associated with our new location, costs associated with upgrading internal accounting and other operating systems, costs associated with becoming a reporting issuer and other working capital and general corporate purposes.

     As of June 30, 2000, we were committed to spend approximately $350,000 in connection with our new facilities, of which approximately $295,000 will be reimbursed by the landlord. In addition, we were committed to spend approximately $700,000 in connection with the acquisition of computer equipment, office furnishings, telephone systems, media equipment and other equipment and services to support our business and website. These amounts have been provided for as of June 30, 2000 and are reflected in the accompanying financial statements in accounts payable and accrued expenses. We are seeking to finance most of our computer and equipment commitments through leasing arrangements. In that regard, in August 2000, we entered into a lease agreement for approximately $200,000 of this computer equipment.

     On August 18, 2000, we sold to an unrelated accredited investor, pursuant to Regulation S, 10 shares of our series A convertible preferred stock and a warrant exercisable over a five year period to purchase 80,000 shares of common stock at $3.00 per share for an aggregate consideration of $1,000,000 (realizing net proceeds of $995,000 after payment of certain expenses of the investor, but not including the expenses in connection with the preparation of this registration statement).

     On October 12, 2000, we signed an agreement that provides for the sale to Harold Gates of 10,000,000 shares of our common stock and warrants to purchase 5,000,000 shares of our common stock as follows:

     - 2,000,000 shares may be purchased for a period of two years at $3.00 per share;

     - 2,000,000 shares may be purchased for a period of three years at $4.00 per share; and

     - 1,000,000 shares may be purchased for a period of four years at $5.00 per share.

     The total purchase price for these securities is $8,750,000. The agreement grants Mr. Gates the right to nominate a majority of the members of our board of directors. We have agreed to register the securities to be purchased by Mr. Gates. Under the terms of the agreement, the transaction must be completed within 30 days. Nevertheless, we cannot assure you that the transaction will be completed. In connection with this transaction, we have also agreed to pay Joseph Charles & Associates, Inc., out of the proceeds from the private placement, a placement agent fee of $1,050,000 and grant it five year warrants to purchase 4,000,000 shares of our common stock at prices ranging from $1.00 to $4.00.

     We believe that the net proceeds from the sale of the series A convertible preferred stock and the 10,000,000 shares of common stock, together with the cash on hand and the cash generated by our operations will be sufficient to meet our contractual and other commitments through the end of 2001.

     If the sale of the 10,000,000 shares is not completed, we will need to actively pursue financing for our equipment purchases (in addition to the $200,000 in leasing arrangements discussed above) in order to aggressively implement our business strategy and to fund our operations beyond 2000. In that event, we will also seek to obtain additional debt and/or equity financing. We are in discussions with and/or have retained several organizations to assist with respect to matters relating to the financing of our business, recapitalization, mergers and acquisitions. The amount of additional funds that may be required and the timing thereof will depend on many factors that we are unable to predict, such as the amount of revenues generated from operations and the market acceptance of our website and existing and new products and services. However, we anticipate that over the next 12 months we will require at least $3,000,000 of additional funds. Our management believes that equity financing would most likely serve as the source of additional funds. Any equity financing would be expected to result in dilution to the holders of common shares. We could also seek to finance these expenses through debt financing. Any debt financing would be likely to include restrictive covenants limiting our ability to obtain additional capital, whether through additional debt or equity financing, as well as restrictive covenants limiting us in various operational and financial matters. In any event, we cannot assure you that additional financing, whether through sales of equity or debt or leasing will be available on terms and conditions acceptable to us, if available at all. If we are unable to obtain the necessary financing, we would be required to reduce or postpone expenditures, particularly with respect to advertising and promotional campaigns and we therefore may be forced to curtail certain operations. Any postponement of financing would harm our business and results of operations and our ability to continue as a going concern.

     In December 1999, we retained Joseph Charles & Associates, Inc., to assist us with respect to matters relating to the financing of our business, recapitalization, mergers and acquisitions. We paid Joseph Charles an advance of $50,000 against future fees and expense allowances. This amount has been charged to operations during the three month period ended June 30, 2000.

     YEAR 2000 ISSUES

     To date, we have not experienced, and we do not anticipate experiencing, any problems due to year 2000 related issues.

                                    BUSINESS

INTRODUCTION

     Through our wholly-owned subsidiary, Wall Street Strategies, Inc., we provide investment research and related information services for individual and institutional investors and financial professionals. Wall Street Strategies, Inc., which was founded in 1991, delivers its products and services, including financial and market information, analysis, advice and commentary, to subscribers through a variety of media including telephone, facsimile, e-mail, audio recordings, newsletters, the internet and traditional mail.

     During 1999, we adopted a business strategy designed, among other things, to increase the total number of subscribers. Elements of this business strategy include the creation, launch and marketing of our website, the establishment of various strategic relationships and the expansion of our business infrastructure, including systems, facilities and personnel.

     In connection with the implementation of our business strategy, we experienced significant growth in 1999 in the number of subscribers and the amount of subscription revenues. The increase in revenues was offset by substantial increases in operating expenses and stock compensation charges occasioned by the hiring of additional management and other personnel, resulting in a net loss of approximately $4,250,000 in 1999. We expect operating losses to continue for the foreseeable future as we intend to significantly increase our operating expenses to grow our business.

HISTORY

     We are a Nevada corporation formed under the name Vacation Emporium Corporation on April 2, 1999, and the surviving entity in a merger with our then corporate parent, The Vacation Emporium International, Inc., a Colorado corporation formed under the name Rising Sun Capital, Ltd., which we herein refer to as VEI-Colorado, on May 12, 1988. The background to the merger and related transactions is as follows:

     VEI-Colorado commenced commercial operations on June 12, 1998, when, through a wholly owned subsidiary, Vacation Emporium Marketing, Inc., a Colorado corporation formed in April 1998, which we herein refer to as VEM, it acquired all of the membership interests of The Vacation Emporium LLC, a Colorado limited liability company, which we herein refer to as VECO, and The Vacation Emporium Tennessee, LLC, a Tennessee limited liability company, which we herein refer to as VET. The acquisition was effected by means of a merger of VECO and VET with and into VEM, as a result of which all of the assets, liabilities and operations of VECO and VET were acquired by VEM and the separate existence of VECO and VET ceased. Thereafter, VEI-Colorado, through VEM, engaged in the business of marketing and selling vacation ownership interests, commonly known as timeshares, at resort properties in Hawaii and elsewhere in the United States.

     In connection with this merger, VEI-Colorado issued an aggregate of 6,000,000 shares of our common stock to the former member-owners of VECO and VET, which we herein refer to as the 1998 Merger Group. Also in conjunction with the merger, an existing shareholder of VEI-Colorado voluntarily canceled a total of 7,500,000 shares of common stock and VEI-Colorado raised a total of $550,000 from the sale of 550,000 shares of its common stock in reliance upon Rule 504 of Regulation D promulgated under the Securities Act of 1933. These funds were advanced to VEM and carried on the books of VEI-Colorado as a loan to VEM. Upon completion of the merger and related transactions, 9,050,000 common shares of VEI-Colorado were issued and outstanding.

     By February 1999, VEM's time share business proved to be unprofitable. VEM had exhausted the proceeds of the $550,000 loan advanced by VEI-Colorado, and, based on VEM's poor operating results, VEI-Colorado and VEM were unable to arrange additional financing. VEI-Colorado concluded that the loan to VEM was uncollectible and, accordingly, that VEI-Colorado and VEM, on a consolidated basis, had a negative net worth. VEI-Colorado undertook to negotiate a divestiture of VEM with the Merger Group in order to permit VEI-Colorado to seek to acquire another operating business.

     Effective March 31, 1999, VEI-Colorado completed the divestiture by unwinding the merger pursuant to an unwinding and stock exchange agreement among VEI-Colorado, VEM and the Merger Group. Under this agreement, VEI-Colorado canceled all of the shares issued in the Merger, reducing the number of issued and outstanding shares to 3,050,000, and in exchange for the cancellation of the merger shares, transferred ownership of VEM to the 1998 Merger Group. In connection with such unwinding, VEI-Colorado forgave and wrote off its $550,000 advance to VEM.

     Following the unwinding of the merger on March 31, 1999, VEI-Colorado did not engage in business of any kind, other than to seek investment opportunities, including a possible acquisition of a business by means of a business combination with a privately held company interested in becoming publicly traded through such a business combination.

     On June 4, 1999, VEI-Colorado sold 4,000,000 shares of its common stock to Ian Rice for an aggregate purchase price of $20,000 ($.0025 per share purchased). The shares issued to Mr. Rice represented approximately 57% of the then issued and outstanding shares of VEI-Colorado and, accordingly, Mr. Rice was thereafter able to exercise control over VEI-Colorado. On June 18, 1999, John D. Brasher, Jr., resigned as the sole director of VEI-Colorado, and Mr. Rice was elected the sole director of VEI-Colorado. Following completion of this change of control, VEI-Colorado continued its efforts to seek investment opportunities, including business combinations.

     On June 21, 1999, VEI-Colorado merged with and into its wholly-owned subsidiary, WSSC, for the purpose of effecting the reincorporation of VEI-Colorado as a Nevada corporation. In this merger, WSSC issued to shareholders of VEI-Colorado two (2) shares of common stock for each share of common stock in VEI-Colorado owned by them immediately prior to the 1999 Merger.

     On July 30, 1999, we entered into an agreement and plan of share exchange with Charles V. Payne, the sole shareholder of Wall Street Strategies, Inc., a Delaware corporation engaged in providing investment research and information services for individual and institutional investors and financial professionals. Pursuant to this agreement, we agreed to purchase from Mr. Payne all of the issued and outstanding shares of common stock of Wall Street Strategies, Inc., thus making Wall Street Strategies, Inc. our wholly-owned subsidiary, in exchange for the issuance to Payne of shares of common stock which, after giving effect to certain other issuances and cancellations of common stock contemplated by the share exchange agreement, would represent approximately 53.84% of the total issued and outstanding shares of common stock.

     On July 30, 1999, in contemplation of the possible transaction with Payne for the purchase of Wall Street Strategies, Inc. in accordance with the share exchange agreement, we entered into subscription and rights agreements with ten individuals pursuant to which these individuals purchased an aggregate of 1,258,205 shares of common stock for a purchase price of $.0025 per share.

     Eight of the ten individuals, purchasing an aggregate of 380,000 shares of common stock, were, as of that date, existing employees of Wall Street Strategies, Inc. Each of these individuals has continued as an employee at will of Wall Street Strategies, Inc. after the completion of our acquisition of Wall Street Strategies, Inc. We have the right to repurchase the shares purchased by these individuals in declining increments over a two year period, at the same purchase price of $.0025 per share, if the individual's employment is terminated other than by reason of death or disability. The shares purchased by these individuals were placed into escrow and will be released from escrow, and from our corresponding repurchase right, in eight equal quarterly installments over the course of this two year period.

     A ninth individual, David McCallen, one of our directors and a former officer, entered into a subscription and rights agreement with us on July 30, 1999, pursuant to which he purchased 526,923 shares of common stock at $.0025 per share that were placed into escrow, of which 352,282 shares have been released to date. Mr. McCallen also entered into a two year employment agreement on September 23, 1999, which agreement we terminated for cause on September 22, 2000. Mr. McCallen is contesting the termination of his employment. We are negotiating an amicable resolution with Mr. McCallen. However, we cannot provide any assurance that we will be able to resolve this matter in an amicable manner.

     McCallen granted us the right to repurchase his shares, to the extent not released from escrow, during the two year period commencing on the date of the closing of our acquisition of Wall Street Strategies, Inc., at the same purchase price of $.0025 per share, if Mr. McCallen's employment were to be terminated for cause.

     In connection with his employment agreement, we granted to Mr. McCallen options to acquire 351,282 shares of common stock at $3.50 per share. During 1999, but prior to the closing of our acquisition of Wall Street Strategies, Inc., Mr. McCallen and an entity owned by him performed consulting services for Wall Street Strategies, Inc. for which he received consulting fees in the aggregate amount of $56,500. Mr. McCallen had no affiliation with us prior to July 30, 1999.

     The tenth individual, Shawn D. Baldwin, entered into a subscription and rights agreement with us on July 30, 1999, pursuant to which he purchased 351,282 shares of common stock. At the same time, Mr. Baldwin entered into a three year employment agreement with us which started on October 1, 1999. This agreement was terminated on September 30, 2000.

     The ten individuals referred to above also entered into a voting agreement with Charles Payne dated as of July 30, 1999, conditioned on the closing of our acquisition of Wall Street Strategies, Inc., pursuant to which, among other matters, the individuals agreed to vote their shares of common stock to elect Mr. Payne and his designees as directors for so long as Mr. Payne beneficially owns at least 10% of the voting shares of our capital stock.

     On August 9, 1999, Stephen Gross, David McCallen and Gerald Turner were elected to our board of directors. Mr. Gross has since resigned his position.

     On September 23, 1999, we completed the purchase from Mr. Payne of all of the issued and outstanding shares of common stock of Wall Street Strategies, Inc. In connection with the closing of our acquisition of Wall Street Strategies, Inc., the following additional transactions took place:

               - 7,850,000 shares of common stock owned by Mr. Rice were canceled,

               - we completed the sale to accredited investors, pursuant to Rule 506 of Regulation D under the Securities Act, of an aggregate of 600,000 shares of common stock for aggregate proceeds of $3,000,000,

               - we entered into an employment agreement with Mr. Payne,

               - we entered into a voting agreement with Mr. Rice and other parties with respect to certain shares of common stock, as further described under "Description of Securities-Voting Agreement" on page 36, and

               - Mr. Payne became one of our directors.

     We changed our name from Vacation Emporium Corporation to Wall Street Strategies Corporation on September 24, 1999.

     Wall Street Strategies, Inc., was incorporated in the State of Delaware on September 18, 1991. Except in connection with its acquisition by us as described above, Wall Street Strategies, Inc., has not been subject to or involved with any material classification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business. Neither we nor Wall Street Strategies, Inc., has been involved in any bankruptcy, receivership or similar proceeding.

BUSINESS DESCRIPTION

     OVERVIEW

     We provide, through Wall Street Strategies, Inc., our wholly owned subsidiary, investment research and information services for individual and institutional investors and financial professionals, including brokerage firms and their clients, investment banks and their clients, and mutual fund and portfolio managers. Wall Street Strategies, Inc., which was founded in 1991 by Charles V. Payne, the beneficial owner of approximately 62.6% of our common stock, historically has delivered its products, including financial and market information, analysis, advice and commentary, to paying subscribers through a variety of media including phone, fax, e-mail, audio recordings, newsletters and traditional mail.

     As of June 30, 2000, we had approximately 3,220 active subscribers, consisting primarily of financial professionals. Subscription fees paid by such subscribers for one or more of our products or services, presently constitute our sole source of revenue. During the second calendar quarter of 1999, Wall Street Strategies, Inc., adopted a business strategy designed to increase the total number of our subscribers, including significant numbers


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
of individual investors, and to increase and diversify our revenue sources. To those ends, we have announced a number of initiatives, including the creation, launch and marketing of our website and the establishment of strategic distribution relationships through which we will reach both institutional and individual investors.

     The website, the first phase of which became operational during January 2000, offers to subscribers our own proprietary content, including financial information and analysis, as well as access to other financial information and services in a real-time, interactive medium. We expect to use the website to build brand awareness, attract paying subscribers for our products, and generate advertising revenue.

     We anticipate that we will continue to develop our website during 2000. We also intend to undertake a marketing and advertising program to promote our brand and products. In addition, we intend to pursue additional strategic relationships and, as appropriate, hire additional personnel, including management personnel, and purchase additional computer systems and software.

     INDUSTRY BACKGROUND

     In recent years, there has been substantial growth in the individual ownership of equity and fixed income securities worldwide. In a Fall 1999 survey entitled "Equity Ownership in America," the Investment Company Institute and the Securities Industry Association reported that the number of Americans owning stocks directly or through mutual funds grew from an estimated 42.9 million in 1983 to almost 78.7 million in 1999. The survey further reported that total holdings of equities by U.S. households rose from 17.2 percent of household financial assets in 1980 to 34.9 percent in 1998.

     We believe that various factors have contributed to the growth in financial assets, including

     - organization of increased numbers of mutual funds,

     - increased investment in mutual funds,

     - the allocation by households of more assets to equity investments,

     - sustained high returns in the equity markets over a number of years, and

     - lower trading costs as a result of regulatory changes and improved technologies.

     The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of individual investors who seek higher returns on their portfolios.

     We believe that the World Wide Web has rapidly established itself as an effective means for investors to manage their portfolios, research investments and trade securities. At the same time, individuals have been taking greater control of their investments by directly researching their investments, tracking their portfolios, purchasing no-load mutual funds and playing a more proactive role in their relationships with financial advisors. The web has facilitated these behavioral shifts by providing individual investors with easy access to information that was once generally available only to investment professionals, such as timely market news, intra-day and historical quotes, charts, Securities and Exchange Commission filings and analysts' earnings estimates.

     We believe that these trends evidence a fundamental change in the way many individual investors manage their financial assets. As individual investors seek to independently manage their financial assets, the demand for independent financial analysis and research, including SEC filings, business and financial news, stock quotes, stock price graphs and annual reports, has grown. This analysis and research represent key tools used by individual and institutional investors in deciding whether to invest in a company or industry and when to buy or sell a particular security.

     We believe that by combining our existing products and services with financial news and information and employing the interactive qualities of the Internet to create a branded financial web site, we can capitalize on the increased demand among individual investors for financial analysis and research and attract such investors as new subscribers. For this reason, as part of the business strategy adopted by Wall Street Strategies, Inc., in the second calendar quarter of 1999, we launched the first phase of our website during January 2000. We intend to continue to make enhancements to our website, including an improved navigation design and additional content.


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
PRODUCTS AND SERVICES

     Since 1991, Wall Street Strategies, Inc., has provided independent research, analysis, news and information, advice and commentary concerning investments and financial markets to the investment community. This information is packaged in a range of products tailored to the needs of particular types of investors and financial professionals. The products are priced at different levels and subscribers pay monthly fees ranging from $75 to $525, depending on the product and the medium of communication requested. We currently deliver our products to subscribers through a variety of media such as fax, e-mail, audio recordings, newsletters, traditional mail and through our website via the internet. We also offer special promotions such as trial subscriptions. We offer discounts if subscribers purchase more than one product and if they elect quarterly or yearly subscriptions. We also offer our Institutional Service, for a monthly fee of between $2,000 to $8,300, consisting of comprehensive information regarding individual securities recommendations.

     As of June 30, 2000, we had approximately 3,220 active subscribers for one or more of our products. Historically, we have marketed our products to institutional investors and financial professionals, including mutual funds managers, portfolio managers and brokers. These persons have represented the bulk of our subscribers. We intend to continue to market our products to these persons and to increase the number of these persons subscribing for our products. However, we have also attracted individual investors as subscribers and have adopted a business strategy designed to attract significant numbers of individual investors as new subscribers. In addition, our strategy emphasizes the creation, launch and marketing of, and attraction of substantial numbers of visitors and registered users to our website.

     EXISTING PRODUCTS AND SERVICES

     Charles V. Payne, our Chief Executive Officer and principal analyst, works with our staff of professional analysts and researchers to produce commentary, analysis and stock selections on a daily basis which provide the content for our products. Mr. Payne edits our product content and is a featured personality and spokesperson, appearing regularly on television and radio and speaking regularly at financial seminars and other events and engagements. Mr. Payne does not receive fees for appearances on our behalf.

      We currently offer subscribers a range of products incorporating our financial and market research, analysis, advice and commentary, tailored to the needs and interests of investors and financial professionals with various investment objectives. These products include:

          First Alert

          First Alert is a research service focusing specifically on equity securities that is issued to subscribers four times each trading day. Each First Alert report consists of a stock selection with information on the stock's current price, trading targets and, generally, a recommended stop loss. Reports also include a brief synopsis of the reasons for our stock selection and the basis for our belief that the selected stock is likely to increase in value. We believe that First Alert generally appeals to active traders holding equity investments on a short-term (i.e., one hour to one month) basis. The base price for subscriptions to First Alert is $525 per month (subject to discount based on the medium of delivery and whether the product is bundled with other products). In 1999, subscriptions to First Alert accounted for approximately 11% of our total subscription revenues.

          Hotline

          Hotline provides subscribers with overall market commentary combined with a stock selection. The commentary portion consists of an overall review of the current market environment as well as an analysis of events that may impact the day's trading session, such as economic data, earnings reports, and rumors. The stock selection portion usually consists of a single stock pick we believe may outperform the broader market. We believe that Hotline generally appeals to investors holding equity investments for an intermediate to longer-term (i.e., thirty days to six months) period. Subscribers receive the report twice each trading day. The base price for subscriptions to Hotline is $350 per month (subject to discount based on the medium of delivery and whether the product is bundled with other products). In 1999, subscriptions to Hotline accounted for approximately 57% of our total subscription revenues.

          Newsletter

          The Newsletter is a monthly publication addressing equity securities. Each issue of the Newsletter generally contains market commentary and two or three specific selections of stocks we believe may be undervalued and/or undiscovered and may outperform the broader market over the period held. The Newsletter, which, we believe, generally appeals to longer-term investors (i.e., more than three months), is designed to identify investment opportunities Wall Street Strategies, Inc. believes may be overlooked by traditional brokerage research and the general media. The base price for subscriptions to the Newsletter is $75 per month (subject to discount based on the medium of delivery and whether the product is bundled with other products). In 1999, subscriptions to the Newsletter accounted for approximately 4% of our total subscription revenues. In addition, we recently launched the Weekly Wrap, a newsletter that is published every weekend and that contains, among other things, sector highlights and stock recommendations.

          Storyline

          The Storyline is a daily publication reporting and assessing rumors and takeover speculation gathered by Wall Street Strategies, Inc.'s analysts from their network of market contacts and professionals. The Storyline seeks to provide subscribers with trading guidance and insight with respect to existing rumors and takeover speculation. The base price for subscriptions to the Storyline is $200 per month (subject to discount based on the medium of delivery and whether the product is bundled with other products). In 1999, subscriptions to the Storyline accounted for approximately 1% of our total subscription revenues.

          Institutional Service

         The Institutional Service offers to subscribers comprehensive information regarding our recommendations regarding individual securities. The information includes recommended trade prices, stop loss prices, exit prices as well as updates. This service is geared toward sophisticated, institutional size traders (i.e., those persons trading larger blocks of securities). Monthly fees for the Institutional Service range from $2,000 to $8,300. In 1999, the Institutional Service accounted for approximately 27% of our total subscription revenues.

          Enhanced Institutional Service

          The "Enhanced Institutional Service" provides more comprehensive and customized information to subscribers, offering greater insight and analysis than that available through our other products (including the Institutional Service). This service is targeted primarily at institutional investors (generally, those investors with more than two years of trading experience and investments of more than $250,000 in the equity markets). In addition to delivery via other more traditional devices, such as faxes, this services may be delivered through various wireless technologies.

          Through the Enhanced Institutional Service, we offer subscribers the option of paying on the basis of the number of stock recommendations made by us, which fee is in range of $2,000 to $8,300. Discounts are available to those subscribers who obtain a large number of our recommendations. In addition, Enhanced Institutional Service provides subscribers with the opportunity to contact us to request information regarding individual securities selected by the subscriber. This service is not offered to the subscribers to our other products. A limited number of inquiries are included in the cost of the Enhanced Institutional Service, after which a fee of approximately $25.00 is charged for the information as to our opinion on the individual security. Customers are advised in advance of this charge. We have only recently started offering this service and no significant revenues have been realized to date.

          Portfolio Tracker

         Wall Street Strategies, Inc. offers subscribers paying for this service the opportunity to notify Wall Street Strategies, Inc. immediately and on an ongoing basis of their holdings and transactions. Wall Street Strategies, Inc. will enter the this information into our database and track subscribers' portfolios on an ongoing basis. By monitoring participating subscribers' portfolios, Wall Street Strategies, Inc. will be in a position to provide subscribers with subsequent updates and information as well as its latest opinions on the positions taken.

WSTREET.COM--OUR WEBSITE

     Our business strategy is designed, among other things, to increase the total number of subscribers to our products, by attracting additional institutional subscribers and financial professionals, as well as a significant number of individual investors. Our website, wstreet.com, the first phase of which was launched in January 2000, is designed to be a comprehensive financial news and information destination for institutional and individual investors and financial professionals, enabling us to build our subscriber base, draw substantial numbers of registered users and visitors to site areas available to them, and attract advertisers. Through our website, we deliver our products to subscribers in a real-time, interactive medium, making the products more readily, immediately and efficiently accessible than through our historical delivery methods. We will use the website to combine our traditional products, available to subscribers paying for access to product areas, with access to additional financial news and information, stock quotes, community features such as message boards, investment and analytical tools and other features.

     We offer subscribers to our First Alert, Hotline, Storyline and Newsletter products the option to receive such products via our website. In addition to our traditional products, the site offers the following:

          Community Features

          The website includes interactive features designed to attract traffic to the website and build community among users and subscribers. These features include message boards available for use by users and divided by topic, and question and answer forums conducted after the close of trading sessions.

          Investment Tools

          The website includes a variety of interactive investment tools provided by or in conjunction with Standard & Poor's, IPO.com, MarketGuide, Profit Charts and Zacks. Some of the features of the website include real time and delayed stock quotes, portfolio watch lists, charts, news headlines, news stories, company profile overviews, company profile vital statistics, market statistics, market commentary, mutual fund profiles and a learning center (including a glossary).

SITE AREA ACCESS

     Specific website areas and features are accessible to the public at different levels. All visitors to the website have access to certain basic areas and features including general information concerning us and our products. They also receive basic information such as stock quotes and Standard & Poor's research and they are able to review market commentary free of charge. Visitors have the option of becoming "registered users" by completing a simple registration process. Registered users may provide us with certain basic contact information about themselves, their investment interests, histories and goals, thus enabling us to promote to such registered users the products most likely to be of interest to them. The demographic information is not sold or distributed to any third party. Registered users have access to twice daily market commentaries as well as certain community features and investment tools, including delayed stock quotes, our proprietary portfolio tracking tools and our proprietary analyses of more than 1,200 stocks.

     Paid subscribers to one or more of our products have access via the website to the products purchased, as well as to most website areas, features and investment tools including real time stock quotes and all Standard & Poor's


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
features. Subscribers enter into a subscriber agreement and will be charged for the products on a monthly, quarterly or annual basis. We may sometimes make certain products and features available to subscribers on a discounted basis or pursuant to introductory offers.

WEBSITE STATUS

     In January 2000, we launched the initial phase of the website; in the initial phase, certain descriptive information concerning us and our products is available to all visitors, with our First Alert, Hotline, Newsletter and Storyline products available to paid subscribers. The second phase of our site development, including introduction of the community investment tools and third party investment research referred to above was completed during the first half of 2000. We expect to add additional products, features and site areas on an on-going basis.

CONTEMPLATED PRODUCTS AND SERVICES

     We intend to offer products that are geared to day traders. These products will consist of trading ideas that will be delivered throughout the trading session and that are intended to be acted on immediately.

     We also intend to offer streaming media as well as tutorials and seminars.

DISTRIBUTION OF PRODUCTS

     Since its inception in 1991, Wall Street Strategies, Inc., has maintained an internal direct sales department for the marketing and sale of our products. As of September 30, 2000, Wall Street Strategies, Inc.'s sales and marketing staff numbered 14 persons. The sales and marketing force, which is compensated based on subscriptions sold, develops sales presentations and demonstrations for potential subscribers and manages our entire marketing and sales effort. In addition, we use a variety of other means to promote our products and the Wall Street Strategies brand. For example, Charles Payne, our Chief Executive Officer and principal analyst, is also our featured personality and spokesperson, regularly appearing on and promoting us through a variety of media outlets, including television, radio, newspapers and magazines. Mr. Payne also speaks at trade shows, conferences and seminars on a regular basis.

     We expect to continue these marketing activities while also undertaking new promotional initiatives in conjunction with the development of the website and our efforts to attract additional subscribers including significant numbers of individual investors. In particular, we plan to conduct advertising and direct mail campaigns, establish strategic distribution relationships and syndicate our content to other sites and outlets. Furthermore, while we have, historically, directed our products primarily to United States investors, we believe there may be a substantial market for our products in Europe and have begun to expand our marketing and distribution efforts to European investors this year.

     ADVERTISING AND DIRECT MAIL

     In connection with the marketing of our website, we anticipate conducting a multi-faceted advertising campaign in print as well as electronic media. We also expect to conduct direct mail marketing initiatives targeting groups likely to be interested in our products. The precise strategy and budget for these campaigns are expected to be determined during the fourth quarter of 2000 and will depend to a large extent on our financial and other resources.

     STRATEGIC DISTRIBUTION RELATIONSHIPS AND CONTENT SYNDICATION

     We intend to develop strategic relationships with third parties for the distribution of our products and services and for the syndication and co-branded publication of portions of the content that we produce. We believe that strategic distribution relationships will provide us with access to targeted groups of potential subscribers who are currently customers or clients of third parties; revenue generated by sales of our products to such persons will be shared with third party distributors. We further believe that content syndication will create targeted exposure of Wall Street Strategies, Inc.'s name and content, driving additional traffic to our website. All these relationships are designed to promote and brand Wall Street Strategies, Inc., and our products to particular audiences and to enable us to offer our products and services on a targeted basis to persons likely to be interested in such products and services.

     Since May 2000, we have signed agreements with the following entities:

               - ConSors AG, an online European based brokerage firm;

               - Interactive Investor International, a provider of investment advice to individuals;

               - Data Broadcasting Corporation, a financial market data provider;

               - CyberCorp, Inc., a subsidiary of the Charles Schwab Corporation that supplies electronic trading technology and brokerage services;

               - Multex.com Inc., a leading provider of financial research to institutional and individual investors; and

               - Citation Group, a division of Merrill Lynch, that provides investment research for its customers.

     Under each of these agreements, we are providing research on U.S. equities and/or links to our website. The CyberCorp agreement has an initial term of one year, unless we mutually agree to extend the term of the agreement. The agreement with Multex.com has an initial term of three years that is automatically renewed for successive one-year terms unless terminated by one of the parties. The agreement with the Citation Group may be terminated at any time on thirty days written notice. Each of the other agreements has an initial term of one year that is extended automatically for successive one year periods, unless terminated by one of the parties. Except for the agreement with the Citation Group that provides for the sale of services in payment of our regular fees as they may be in effect at the time the services are delivered, and the order flow agreement with CyberCorp., each of the agreements provides for a sharing of revenues realized by us as a result of the relevant agreement. Because we only recently entered into these agreements, we have not generated any revenues under any of the agreements. However, we believe that we will realize revenues in the future. We believe that these and other future strategic distribution relationships will allow us to reach additional institutional and individual investors.

     We have also entered into agreements with Standard & Poor's, IPO.com, MarketGuide, Profit Charts and Zacks. Standard & Poor's provides both real time and delayed quotes as well as company research, news and educational pieces through a framed environment. IPO.com provides news and research on the initial public offering market. MarketGuide provides a data feed to us for integration into our products and web site. Profit Charts provides interactive price and volume charting capabilities. These agreements allow us to provide our clients critical investment information.

     The relationships discussed above and other future strategic relationships for distribution of our products and services and for syndication and co-branded publication of our content, are intended to provide us access to targeted groups of potential subscribers, as well as to promote Wall Street Strategies, Inc. and our products to particular audiences.

COMPETITION

     We compete with a substantial number of providers of financial news and information, market analysis and stock selections for the attention of subscribers and advertisers. The growth in consumer demand for such content has been accompanied by enormous growth in the availability of such content and the number and types of sources for such content. Among the sources of competition are:

          - Online services or websites focused on business, finance and investing, such as CBS MarketWatch.com, The Wall Street Journal Interactive Edition, CNNfn and The Street.com.

          - Publishers and distributors of traditional media, including print, radio and television, such as The Wall Street Journal, Investors' Daily, Barrons, Fortune, CNN and CNBC.

          - Providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge News Service.

          -    Web "portal" companies such as Yahoo!, MSN and America Online.

          - Online brokerage firms which provide financial and investment news and information, such as Charles Schwab and E*TRADE.

          - Online market analysis and stock analysis and selection companies such as Clear Station, Polar Trading and Pristine Trading.

     The market for the electronic distribution of investment research and related services is intensely competitive and this competition is expected to continue to increase. We seek to differentiate ourselves from our competitors based on numerous factors including ease of delivery of products and use of our website, performance, price, reliability, customer service and support, and sales and marketing efforts, as well as the quality, originality, variety and timeliness of our products and services. We believe that our strategic distribution and content syndication relationships also represent important competitive advantages.

     We also believe that competitive position within the financial news and information, market analysis and stock selection market is, to a significant degree, personality driven; spokesmen and analysts for enterprises in this market are often highly visible and can be an important factor in differentiating a business from our competition. We believe that Charles Payne's role in our business and continuing visibility for us provides us with an important competitive characteristic and advantage.

DEPENDENCE ON MAJOR CUSTOMERS

     We are not dependent on one or a few major customers.

INTELLECTUAL PROPERTY

     Although our success depends on maintaining and protecting our intellectual property, including our software, trademarks and trade names, we have not registered any of our trademarks in the United States or abroad. We may in the future seek to protect our intellectual property under applicable copyright and trademark laws in the countries in which we conduct business. We may prosecute litigation against infringements of our intellectual property. In order to protect our trade secrets and other intellectual property, we have required some, and may in the future require all of our employees, consultants, advisors and collaborators to enter into confidentiality agreements which prohibit the disclosure of proprietary information to third parties or the use of proprietary information for commercial purposes.

GOVERNMENT REGULATION

     Wall Street Strategies, Inc., our wholly owned subsidiary, is a registered investment adviser. This permits it to provide certain individualized services to current and new subscribers. As a registered investment adviser, Wall Street Strategies, Inc. is subject to various laws, rules, and regulations that may not otherwise be applicable to persons whose business activities are not subject to registration. In addition, Wall Street Strategies, Inc. will incur various costs and expenses associated with being an investment adviser. For example, it is required to adopt and implement various policies and procedures, including those designed to avoid the improper use of inside information, maintain certain books and records, and refrain from engaging in certain transactions with investment advisory clients or activities that could be inconsistent with a client's interest. Moreover, Wall Street Strategies, Inc. will be subject to occasional examinations of its operations, including certain books and records, by authorized state or federal regulators. Wall Street Strategies, Inc. fully intends to comply with all applicable law, rules, and regulations. However, if a regulator determines that a violation of applicable law has occurred, this regulator could seek to impose a monetary fine or some disciplinary measure, which could include limitations or cessation of certain or all investment advisory activities. Any type of regulatory action would likely occur only after inquiry of the facts and circumstances, in the event that an investigation was commenced in the first instance; in that event, however, Wall Street Strategies, Inc. and/or we would incur costs associated with preparing for and responding to such inquiry. Because Wall Street Strategies, Inc. does not intend to act as a "traditional" investment adviser (in that it will not hold subscriber's securities or assets and will not have any authority, discretionary or otherwise, over subscriber's assets or securities), it is anticipated that the costs associated with complying with applicable regulations will be less than those of traditional investment advisers.

     Wall Street Strategies, Inc. is subject to various federal and state securities and other laws that may limit our activities and, under certain circumstances, subject Wall Street Strategies, Inc. to additional costs of compliance or the imposition of sanctions if it did not comply. In addition, the laws and regulations potentially applicable to Wall Street Strategies, Inc. are subject to change or modification. Any change could subject Wall Street Strategies, Inc. to additional costs in the form of changes to our systems and procedures and/or potential limitations on our activities.

EMPLOYEES

     At September 30, 2000, we had a total of 35 employees, all of whom are full-time employees. Of these persons, 14 are in sales and marketing, seven are analysts, researchers, writers or editorial personnel, and 14 are in accounting, operations, administration and management. We are not subject to any collective bargaining agreements.

     Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, particularly in New York City where we are headquartered. Due to the limited number of people available, we cannot assure you that we can retain or attract key personnel in the future.

                                LEGAL PROCEEDINGS

     At the present time we are not involved in any material legal proceedings.

     In a complaint dated June 13, 1997, the SEC brought an action against various persons, including Wall Street Strategies, Inc. and Charles Payne, alleging violations of the federal securities laws. SEC v. Members Services Corp., et al., No. 97 CV1146 (D.D.C.). As to Wall Street Strategies, Inc. and Mr. Payne, the SEC alleged the failure to disclose the receipt of compensation from an issuer that was the subject of information circulated by Wall Street Strategies, Inc. Without admitting or denying the allegations in the complaint, Wall Street Strategies, Inc. and Mr. Payne each consented to the entry of a permanent injunction against violations of Section 17(b) of the Securities Act. In addition, Mr. Payne agreed to pay a civil penalty of $25,000 and Wall Street Strategies, Inc. agreed to pay a civil penalty of $10,000.



           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

        Gelfond Hochstadt Pangburn, P.C. and Lilling & Company LLP were previously the principal accountants for us and for Wall Street Strategies, Inc., respectively. On March 20, 2000, the engagement of these firms was terminated by our board of directors.

     In connection with the audit by Lilling & Company of Wall Street Strategies, Inc. for the two fiscal years ended December 31, 1998, there were no disagreements with Lilling on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Lilling to make reference in connection with their opinion to the subject matter of the disagreement. Lilling & Company has not issued any opinion with respect to either our financial statements or those of Wall Street Strategies, Inc. for the fiscal year ended December 31, 1999.

     Gelfond Hochstadt Pangburn, P.C. has not issued any opinions on our financial statements, and, therefore, there have been no adverse opinions, disclaimers of opinion, qualifications or modifications as to audit scope or accounting principles regarding any report of Gelfond on our financial statements. There were no disagreements with Gelfond on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures leading to their termination.

     On March 21, 2000, we engaged Hays & Company to audit our financial statements for the fiscal year ended December 31, 1999. Hays & Company had not previously provided any services to us or to Wall Street Strategies, Inc.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name, age and position of each of our directors and executive officers.

     NAME                                  AGE   POSITION
     ----                                  ---   --------
     Charles V. Payne....................   37   Chief Executive Officer, President and Director
     Daliah Amar.........................   40   Chief Operating Officer
     Ian Rice............................   61   Chairman of the Board of Directors
     Gerald Turner.......................   58   Director
     David J. McCallen...................   43   Director

     CHARLES V. PAYNE has been our Chief Executive Officer, President and a director since our acquisition of Wall Street Strategies, Inc. in September 1999. Since 1991, Mr. Payne has been President, Chief Executive Officer, director and chief analyst of Wall Street Strategies, Inc. See "Legal Proceedings" on page 26 for the description of a proceeding that involved Mr. Payne.

     IAN RICE has been our Chairman since June 1999. From June 1997 to date, Mr. Rice has been Chairman, Chief Executive Officer and a director of Ikon Ventures, Inc. a holding company whose shares are traded in the National Quotation Bureau Pink Sheets. From January 1994 until October 1996, Mr. Rice was Chairman and a director of Asia Media Communications Ltd. (n/k/a MyWeb Inc.com), then a holding company based in Switzerland whose shares are traded on the OTC Electronic Bulletin Board. Since November 1985, Mr. Rice has been a consultant to Sigma Limited, S.A., a private investment firm based in Switzerland which is a consultant to us.

     DALIAH AMAR joined us as Chief Operating Officer in March 2000. From February 1999 through May 1999, Ms. Amar was the Vice President, Sales and Marketing, at Big Apple Technologies Inc., a value added reseller and integrator of computer equipment. From September 1996 through April 1998, Ms. Amar was the Executive Vice President, Global Sales, of IPC Information Inc., a provider of integrated equipment and services, including trading systems, international voice and data network services and cabling infrastructure to the financial community. From May 1994 through July 1996, Ms. Amar was the President of Bell South Network Solutions Inc., a provider of network integration systems, including consulting, design, implementation, management and support services to BellSouth's largest customers.

     GERALD TURNER has been one of our directors since August 1999. Mr. Turner is Chairman and co-founder of Potomac Capital Group, Inc., an advisory firm focusing on acquisition and divestiture services, capital raising, and strategy consulting. Mr. Turner has been Chairman of Potomac Capital Group, Inc. since before 1995.

     DAVID J. MCCALLEN became one of our directors in August 1999. He was our Executive Vice President and Secretary from September 1999 until September 2000. From September 1997 to April 1999 Mr. McCallen was associated with Potomac Capital Group, Inc., Falls Church, Virginia, a private investment bank, where he focused on capital raising and strategy consulting. From July 1996 through June 1997, Mr. McCallen was Director of Marketing for Xybernaut Corp., Fair Lakes, Virginia. From October 1995 to June 1996, Mr. McCallen was Marketing Director at TELE-TV, a broadband interactive services firm formed as a joint venture by Bell Atlantic, NYNEX and Pacific Telesis. Prior to October 1995, Mr. McCallen was director of marketing for a computer networking company located in Los Gatos, California.

     Our by-laws provide that the board of directors shall consist of not less than one and no more than seven persons as resolved by the board from time to time. Members of the board serve until the next annual meeting of shareholders and until their successors are elected and qualified. Directors are elected by plurality vote. At least one-fourth in number of the directors must be elected annually. Meetings of the board are held when and as deemed necessary or appropriate. Officers are appointed by and serve at the discretion of the board. There are no family relationships among any of our directors.

     We have entered into a voting agreement with various parties fixing the number of directors at five and identifying the individuals who are to act as members of the board. See "Description of Securities -- Voting Agreements" on page 36 for further details regarding this voting agreement.

                                 ADVISORY BOARD

     In August 1999, we formed an advisory board which currently consists of five members. We consider the advisory board to be an important source of professional talent, as well as an important resource for the development of organizational infrastructure and processes. In addition, the advisory board is expected to assist us in enhancing awareness about our products, establishing strategy and financial relationships and developing our website.

     We have entered into adviser agreements with each member of the advisory board. The principal provisions of these agreements, which are similar in their terms, provide for reimbursement of certain expenses and the grant of a non-qualified stock option. On August 17, 1999, each member of the advisory board was granted an option to purchase 15,000 shares of common stock at an exercise price of $3.50 per share. Each of these stock options is exercisable in full for a period of two years from the date of grant or, if sooner, thirty (30) days from the date of termination of the adviser as a member of the advisory board (ninety (90) days in the case of the stock option granted to Ari Kaufman). In the event of the death of a member of the advisory board, the options are exercisable for a period of one year from the date of death. Mr. Kaufman's stock option also remains exercisable for a period of one hundred eighty (180) days after termination as a member as a result of disability. Each member of the advisory board has also agreed, pursuant to such agreements, not to disclose any of our confidential information.

                     THE MEMBERS OF THE ADVISORY BOARD ARE:

Kenneth C. Allen           Vice President at Lehman Brothers Investment Banking
                           Division. Mr. Allen currently focuses on providing corporate finance to technology companies, specifically, internet consulting businesses and systems integration firms.

Robert Boehm               Vice President of Human Resources for the Americas
                           for Baan Company N.V., a Netherlands based global provider of enterprise business management software.

Ari Kaufman                Chief Internet Strategy officer of WILink.com plc a
                           UK-based investment services company that is publicly traded on the London Stock Exchange
                           Alternate Investment Market. Mr. Kaufman is also the
                           President of AdBuyer.com, LLC, a new media
                           Advertising Sales and Buying consulting group.

Joanna McGinley            Director of Marketing at Morningstar, Inc. Ms.
                           McGinley is responsible for all product development and management of institutional products for the investment company, broker/dealer, bank and insurance company markets.

Steven Schwartz            Research Scientist at the Massachusetts Institute of
                           Technology's Media Lab. Mr. Schwartz has been instrumental in the creation of many technical innovations for the television and film industry, including video and music scoring systems for use in film production while serving as Chief Video Engineer at Lucasfilm Ltd.

EMPLOYMENT AGREEMENTS AND RELATED MATTERS

     On September 23, 1999, we entered into an employment agreement with Charles Payne, our President and Chief Executive Officer. The agreement has a term of three years at an annual salary of $250,000 subject to increases at the discretion of our board of directors but no less than 10% per annum. The agreement also provides for annual bonuses of no less than $125,000 provided that we reach certain revenue milestones. The agreement contains customary terms relating to expense reimbursement and benefits, as well as confidentiality and non-compete provisions.

     On December 7, 1999, we granted to Mr. Payne a stock option to purchase 300,000 shares of common stock at an exercise price of $4.00 per share. Mr. Payne's option becomes exercisable in various increments over the two years following the date of grant. The option remains exercisable until five years after the date of grant, but terminates upon Mr. Payne's termination as an employee for any reason. However, the option (to the extent exercisable, if at all) remains exercisable for one year following Mr. Payne's termination due to death, and ninety (90) days following termination due to disability.

     On July 30, 1999, we entered into employment agreement with David McCallen. In connection with his employment agreement, we granted to Mr. McCallen options to acquire 351,282 shares of common stock at $3.50 per share. We terminated this agreement for cause on September 22, 2000. Mr. McCallen is contesting the termination of his employment. We are negotiating an amicable solution with Mr. McCallen. However, we cannot assure you that we will be able to resolve this in an amicable manner.

     We have also entered into an employment agreement, dated April 7, 2000, with Daliah Amar, our Chief Operating Officer. The agreement has a term of three years at an annual base salary of $175,000 subject to annual review by our board of directors for possible increase. The agreement also provides for an annual incentive bonus of up to 50% of base salary. In addition, in accordance with the terms of the employment agreement, on April 7, 2000, we granted to Ms. Amar a stock option to purchase 500,000 shares of common stock at an exercise price of $7.50 per share. The option vests and becomes exercisable (until five years after the date of grant) with respect to 125,000 shares on December 6, 2000, with respect to an additional 125,000 shares on March 6, 2001, and with respect to the remaining shares in equal quarterly increments of 62,500 shares each over the following year.

     If Ms. Amar's employment is terminated prior to December 6, 2000 by reason of her death or disability, the option becomes exercisable with respect to 125,000 shares of common stock. If Ms. Amar's employment is terminated between December 6, 2000 and March 6, 2001 by reason of her death or disability, the option becomes exercisable with respect to an additional 62,500 shares. At any time that Ms. Amar's employment is terminated by reason of her death or disability, her stock option, to the extent vested, will be exercisable for a period of one year.

     In the event of a change of control of the company while Ms. Amar is an employee, the stock option becomes exercisable in its entirety. Furthermore, if Ms. Amar's employment is terminated by us after a change of control, or by Ms. Amar if her duties are materially diminished by us after a change of control, she will be entitled to receive salary and benefits for one year following such termination.

     If Ms. Amar's employment is terminated for cause, her stock option, to the extent vested, will be exercisable for a period of thirty (30) days. If we terminate Ms. Amar's employment due to her failure to achieve specified performance goals during the first 18 months of her employment, she will receive salary and benefits for six months after termination, and will be entitled to exercise her stock option, to the extent vested, for a period of ninety (90) days. If Ms. Amar's employment terminates prior to the end of her employment term for any other reason, the stock option will vest in its entirety and be exercisable for a period of one year and, in addition, Ms. Amar will be entitled to receive salary and benefits for the lesser of one year or the balance of her employment term.

     Wall Street Strategies, Inc. has entered into an employment agreement, dated March 20, 2000, with Joshua Eggert, its Chief Internet Officer. Mr. Eggert's agreement has a term of three years at an annual base salary of $175,000 subject to annual review by Wall Street Strategies, Inc. for possible increase. The agreement also provides for an annual incentive bonus of up to 50% of base salary. In addition, in accordance with the terms of the employment agreement, on March 20, 2000, we granted to Mr. Eggert a stock option to purchase 200,000 shares of common stock at an exercise price of $7.50 per share. The option vests and becomes exercisable (until five years after the date of grant) with respect to 100,000 shares on March 20, 2001 and with respect to the remaining shares in equal quarterly increments of 25,000 shares each over the following year. If Mr. Eggert's employment terminates prior to March 20, 2001 by reason of his death or disability, or if Mr. Eggert terminates his employment by reason of a breach of the employment agreement by Wall Street Strategies, Inc., or if Wall Street Strategies, Inc. terminates Mr. Eggert's employment prior to March 20, 2001 for any other reason (other than cause), the option will vest and become exercisable with respect to 100,000 shares of common stock.

     If Mr. Eggert's employment terminates by virtue of his death or disability, the option, to the extent vested, will be exercisable for periods of one year and ninety (90) days, respectively, from the date of termination. If Mr. Eggert terminates his employment by reason of a breach of the employment agreement by Wall Street

Strategies, Inc., or if Wall Street Strategies, Inc. terminates Mr. Eggert's employment for any reason other than death, disability or cause, the option, to the extent vested, will be exercisable for a period of ninety (90) days from the date of termination and, in addition, Mr. Eggert will be entitled to an aggregate of six months annual base salary.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Principal Executive Officer, who was the only executive officer whose annual salary and bonus exceeded $100,000 for services rendered to us and our predecessors for the years ended December 31, 1999, December 31, 1998 and December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                     ANNUAL COMPENSATION                             AWARDS
                     ----------------------------------------------------   -----------------------------
                                                             OTHER
    NAME AND                                                 ANNUAL         SECURITIES UNDERLYING OPTIONS
PRINCIPAL POSITION   YEAR      SALARY         BONUS      COMPENSATION (1)
------------------   ----     --------     -----------   ----------------   -----------------------------
Charles V. Payne     1999     $250,000      250,000(2)       $27,104                   300,000
President            1998     $134,835     $100,000(3)       $ 5,470                       -0-
                     1997     $ 65,516          -0-          $ 4,800                       -0-

----------

(1) Other annual compensation in 1997 and 1998 consisted of a parking allowance, and health insurance. Other annual compensation in 1999 consisted of life insurance, disability and health insurance and a parking allowance.

(2) In accordance with the provisions of his employment agreement, Mr. Payne received specified bonuses based on achievement by Wall Street Strategies, Inc. of revenue goals. In September 2000 our board agreed to amend Mr. Payne's employment agreement to provide that bonuses would be based on sales and not on revenues. No discretionary bonus was paid to Mr. Payne.

(3) Mr. Payne was the sole shareholder and director of Wall Street Strategies, Inc. during 1998.

STOCK OPTION PLANS

     We have adopted two separate stock option plans that provide for the grant of options and other forms of incentive awards to selected officers, employees, directors, and consultants to us or our subsidiaries. The purpose of these plans is to promote our growth by enabling us to attract and retain the best available persons for positions of substantial responsibility and to provide employees with additional incentives to contribute to our success. Both plans are administered by our board of directors (unless it elects a committee to administer the plans).

1996 COMPENSATORY STOCK OPTION PLAN

     Our 1996 compensatory stock option plan was adopted by our board of directors and approved by our shareholders in October 1996. Subject to adjustment in the event of certain specified corporate events, options to purchase a maximum of 2,000,000 shares of common stock may be granted under the 1996 stock option plan. The plan has a term of ten years and no options may be granted after its expiration. On December 7, 1999, our board of directors determined that no further awards will be made under the 1996 stock option plan. As of that date, options to purchase a total of 1,153,205 shares of common stock were outstanding under the plan.

     The 1996 stock option plan provides solely for the grant of options that are not intended to qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986. Under the terms of the 1996 stock option plan, the exercise price of the options must be at least 85% of the fair market value of our common stock on the date of grant. The term of options to be granted may not exceed 10 years from the date of grant and generally terminate automatically: upon termination of employment for cause; within a period (specified in the individual option grant) after termination of employment without cause; within twelve months after the death of an employee; and, in the event of total disability, one year after termination of employment unless otherwise specified in the grant. Generally, options are not transferable other than by will or by operation of law.

     Options may be exercised by paying the cash exercise price, or, with the consent of the board of directors, by delivering to us securities or a personal recourse promissory note. At the discretion of our board of directors, as determined in the individual options grant, an option may contain a cashless exercise provision.

1999 INCENTIVE PROGRAM

     On December 7, 1999 our shareholders approved the 1999 incentive program that had been adopted by the board of directors. The program permits the granting of any or all of the following types of awards: stock options, including incentive stock options, stock appreciation rights in tandem with stock options or freestanding, and restricted stock grants.

     The aggregate number of shares of common stock that may be issued or transferred under the program is 5,000,000, subject to adjustment in the event of certain specified corporate events, plus (i) any shares which are forfeited under the program or the 1996 stock option plan, (ii) the number of shares repurchased by us in the open market and otherwise with an aggregate price no greater than the cash proceeds received by us from the sale of shares under the program and (iii) any shares surrendered to us in payment of the exercise price of options issued under the program. However, no award may be issued that would bring the total of all outstanding awards under the 1999 program to more than 15% of the total number of shares of common stock at the time outstanding. The maximum number of shares for which options and stock appreciation rights may be granted under the 1999 program to any person during any calendar year is 500,000 (subject to appropriate adjustment in the event of any changes in our capitalization).

     Options may be exercised in cash or, with the board of directors' approval, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or a combination of cash and shares. The board of directors may provide for a cashless exercise provision in the individual grant.

     The board of directors may at various times amend, alter, suspend or discontinue the program, subject to any requirement of shareholder approval required by applicable law; provided, that no amendment shall be made without shareholder approval if such amendment would (i) increase the maximum number of shares of common stock available for issuance under the program, (ii) reduce the minimum option price in the case of an option or the base price in the case of a stock appreciation right, (iii) effect any change inconsistent with Section 422 of the Internal Revenue Code or (iv) extend the term of the 1999 program. The program terminates on the tenth anniversary of its effective date unless terminated earlier or extended by the board of directors.

     In the case of incentive stock options granted under the program, the following special rules apply:

     The aggregate fair market value of the stock covered by incentive stock options granted under the program or any of our other stock option plans or of any of our subsidiaries or parent that become exercisable for the first time by any optionee in any calendar year shall not exceed $100,000. The period for exercise of the option shall not exceed ten years from the date of the grant (or five years if the optionee is also a 10% shareholder). The option price at which common stock may be purchased under an incentive stock option shall be the fair market value (or 110% of the fair market value if the optionee is a 10% shareholder) of the common stock on the date of the grant. Incentive stock options may only be granted to our employees (including officers) or of a subsidiary or parent. These options by their terms shall not be transferable by the optionee other than by the laws of descent and distribution, and shall be exercisable, during the lifetime of the optionee, only by the optionee.

     As of June 30, 2000, a total of 1,645,000 options were outstanding under the program.

     The following table sets forth certain information concerning stock options granted to the Principal Executive Officer during 1999. The exercise price for the grant to such named person was the fair market value of the shares of common stock on the date of grant, determined by reference to the closing price as quoted in the OTC Electronic Bulletin Board on such date.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                   NUMBER OF              PERCENT OF TOTAL OPTIONS    EXERCISE
                   SECURITIES             GRANTED TO EMPLOYEES        OR BASE        EXPIRATION
NAME               UNDERLYING OPTIONS     IN FISCAL YEAR              PRICE          DATE
---------------    ------------------     ------------------------    --------       ----------
Charles V. Payne       300,000                 14.3%                    $4.00          12/7/04

     The following table sets forth certain information with respect to the Principal Executive Officer regarding the value of his unexercised options held as of December 31, 1999. No options were exercised (or exercisable) during 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                  SHARES                 NUMBER OF SECURITIES
                  ACQUIRED     VALUE     UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED IN THE
NAME              ON EXERCISE  REALIZED  OPTIONS AT FISCAL YEAR END         MONEY OPTIONS AT FISCAL YEAR END
----              -----------  --------  ------------------------------     --------------------------------
                                         EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
                                         -----------      -------------     -----------       -------------
Charles V. Payne       -0-        -0-         -0-             300,000           -0-               $656,000

PROFIT SHARING PLAN

     Effective January 1, 1996, Wall Street Strategies, Inc., adopted a profit sharing plan. Contributions to the plan are made at the discretion of management. No contributions are made by employees. Receipt of benefits under the plan is subject to vesting based on an employee's years of service. All funds in the plan are held in a separate trust of which Charles V. Payne is the sole trustee. We contributed $150,000 to the plan in respect of fiscal 1998; no contributions were made to the plan in respect of fiscal 1997 or fiscal 1999.

     In January 2000, the plan was amended to add a salary deferral feature under Section 401(k) of the Internal Revenue Code of 1986. Under such feature, an employee may elect to have part of his or her compensation contributed on a before-tax basis to the plan. These salary deferred contributions are 100% vested at all times.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing persons (including spouses, parents, children, siblings and in-laws), nor is any transaction proposed except for the following:

     We are party to a consulting agreement dated September 23, 1999 with Sigma Limited, S.A., a company organized under the laws of Switzerland, pursuant to which Sigma provides consulting services to us. Sigma's consulting services are rendered by Ian Rice, our Chairman of the Board. The term of the consulting agreement is two years and we paid Sigma a consulting fee of $50,000 per annum, plus a non-accountable expense allowance of $35,000 per annum. In September 2000, we amended this agreement to provide for monthly payments of $10,000, including expenses, retroactively to July 2000 until the end of 2000. All of the capital stock of Sigma is owned by a discretionary trust of which Mr. Rice is neither a trustee nor a beneficiary. Among the discretionary beneficiaries of the trust are members of Mr. Rice's family. Mr. Rice disclaims beneficial ownership of Sigma. Since the date of the consulting agreement, Mr. Rice has not received any consulting fees from Sigma.

     It is our policy that all transactions between us and our officers, directors, principal shareholders and their affiliates be on terms that are at least as favorable as could be obtained from unrelated third parties in arms-length transactions, and that all these transactions be approved by a majority of the disinterested members of the board of directors. We believe that the transaction described above complied with such policy.

     In 1999, David McCallen, a director and former officer, borrowed $13,500 from us on an interest-free basis to defray relocation expenses incurred by him. As of September 30, 2000, the balance of such loan was $8,368. The loan is to be repaid in consecutive equal monthly installments of $2,700 each beginning on August 1, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of September 30, 2000, based on information obtained from the persons named below, with respect to the beneficial ownership of the common stock by (i) each person known by us to own beneficially 5% or more of the common stock, (ii) each of our directors and officers and (iii) all directors and officers as a group. The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right. Unless otherwise indicated, the address for each person is c/o Wall Street Strategies Corporation, 80 Broad Street, New York, NY 10004.

                                                     NUMBER OF            %
NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES OWNED         OWNED
------------------------------------               ------------         -----
Charles V. Payne(1)(2)                                11,325,197        62.6%

David J. McCallen(3)                                     644,017         3.4%

Daliah Amar(4)                                           125,000            *

Ian Rice(2)
Collier House
163/169 Brompton Road
London SW3 1PY
England                                                  150,000            *

Gerald Turner(5)
3110 Fairview Park Drive
Suite 1400
Falls Church, VA 22042-4503                              102,000            *

All executive officers and directors as a group
(five persons)(1)(2)(3)(4)(5)                         11,552,197        63.1%

----------
* Less than 1%

(1) Includes 800,000 shares held of record by Todd Moore. Pursuant to a stock transfer agreement between Messrs. Payne and Moore and a related irrevocable proxy from Mr. Moore, Mr. Payne has the right, for a period of up to one year ending not later than January 17, 2001, to vote the 800,000 shares held of record by Mr. Moore. Includes an aggregate of 1,258,205 shares held of record by certain employees of the company as well as a total of 281,094 shares issuable upon options held by each of those employees and that are exercisable within 60 days. Mr. Payne has the right in certain instances pursuant to a voting agreement with these employees to direct the voting of the their shares whether owned at the time of the agreement or subsequently acquired. Includes 150,000 shares held of record by Ian Rice and approximately 60,000 shares held of record by Corporate Communications Network, Inc. ("CCN"). Pursuant to a voting agreement among Mr. Payne, Mr. Rice, CCN and Sigma Limited, S.A. ("Sigma"), for a period of two years ending September 23, 2001, Mr. Payne will vote his shares for the election to the board of directors of two designees of Sigma (including Mr.
     Rice), and Mr. Rice and CCN will vote their shares for the election to the board of directors of Mr. Payne and two of his designees (who, pursuant to the terms of the Voting Agreement, are Messrs. Turner and McCallen). In addition, includes 45,000 shares issuable upon exercise of currently exercisable options as well as 75,000 shares issuable upon exercise of options that may be exercised within 60 days. Does not include 180,000 shares issuable upon exercise of options which are not exercisable within 60 days.

(2) Pursuant to a voting agreement among Mr. Payne, Mr. Rice, CCN and Sigma, for a period of two years ending September 23, 2001, Mr. Payne will vote his shares for the election to the board of directors of two designees of Sigma (including Mr. Rice), and Mr. Rice and CCN will vote their shares for the election to the board of directors of Mr. Payne and two of his designees.

(3) Includes 117,094 shares issuable upon exercise of currently exercisable options. The number of shares include 175,641 shares that we have a right to repurchase at $.0025 per share as a result of the termination of Mr. McCallen's employment agreement for cause on September 22, 2000. In addition, the number of shares issuable upon exercise of options includes 58,537 shares that remain unvested as a result of the termination of Mr. McCallen's employment agreement. Mr. McCallen is contesting the termination of his employment. Inclusion of these shares constitutes no admission on our part that Mr. McCallen is entitled to these shares.

(4) Consists of shares issuable upon exercise of options that may be exercised within 60 days. Does not include 375,000 shares issuable upon exercise of options that are not exercisable within 60 days.

(5) Includes 100,000 shares issuable upon exercise of currently exercisable stock options.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 17,681,603 shares are issued and outstanding, and 5,000,000 shares of preferred stock (the "Preferred Stock"), ten of which are issued and outstanding. The issued and outstanding common stock and preferred stock are fully-paid and nonassessable.

PREFERRED STOCK

     The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the preferred stock in series and by filing a certificate with the Nevada Secretary of State to establish the number of shares to be included in each series. We may issue preferred stock either as a class without series, or if so determined by the board of directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof.

     Our board of directors has the authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the preferred stock in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock. Any class or series of preferred stock may have rights, preferences and privileges senior to those of the common stock.

     On August 18, 2000, we sold ten shares of series A convertible preferred stock. Each share of series A preferred stock has a stated value of $100,000 and is entitled to cumulative dividends at the annual rate of 8% per share, payable quarterly. The shares have no voting rights. In the event of liquidation, the shares will be paid out of our assets the liquidation value of the shares of series A preferred stock which shall be equal to the stated value of $100,000 per share plus all accrued but unpaid dividends. The holder of the shares may convert said shares into shares of common stock at a price per share of common stock that shall be the lesser of (i) 80% of the average of the three lowest closing bid prices in the 20 trading days ending on the last day prior to the date we receive notification of the holder's intent to convert the preferred shares, or (ii) $2.25. We have a right to redeem the shares at $125,000 per share at any time that this registration statement is effective. If we notify the holder of the preferred shares of our intention to redeem, the holder may for ten days convert the preferred stock into common stock at 75% of the then market price of the common stock.

     The shares of series A preferred stock shall be automatically redeemed for cash at their initial stated value, or, at our option, converted into shares of common stock on August 18, 2003. Any accrued dividends that remain unpaid on that date are payable in cash or, at the option of the holder, in shares of common stock at the same price per share used for optional conversions set forth above.

     Under the terms of the agreement for the sale of the series A preferred stock, we were required to deposit 1,000,000 shares of common stock into escrow to secure the issuance of these shares upon conversion. These shares are not considered issued and outstanding. The shares of common stock issuable upon conversion of the series preferred stock are being registered in the registration statement of which this prospectus forms a part.

COMMON STOCK

     We may issue common stock at various times in one or more series as determined by our board of directors. The common stock may have such voting powers, designations, preferences and relative, participating, optional or other special rights and be subject to such qualifications, limitations and restrictions as the board of directors shall determine. Subject to the provisions of law and the preferences of the preferred stock, dividends may be paid on the common stock at such time and in such amounts as our board of directors may deem advisable. All currently issued and outstanding shares of common stock have equal dividend, voting and other rights.

     Our by-laws provide that holders of 10% of the common stock may call a special meeting of shareholders.

GENERAL PROVISIONS APPLICABLE TO BOTH COMMON AND PREFERRED STOCK

     No holder of common stock or preferred stock has any preemptive right to subscribe to stock, obligations, warrants, or other securities of any class.

     Subject to the provisions of law and the provisions of our certificate of incorporation, we may issue shares of our preferred stock or common stock, from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the board of directors. Shares so issued, for which the consideration has been paid or delivered to us, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of these shares shall not be liable for any further payments in respect of such shares.

VOTING AGREEMENT

     We are a party to a voting agreement with Charles Payne, our President, Chief Executive Officer and largest shareholder, Sigma Limited, S.A., a Swiss corporation and our consultant, Ian Rice, our Chairman and a shareholder, and Corporate Communications Network, Inc., a shareholder and a consultant, pursuant to which, for a period of two years, Mr. Payne will vote his shares of common stock to cause (i) our board of directors to consist of five members and
(ii) the election to the board of directors of two designees of Sigma, one of which designees is to be our Chairman. Sigma designated Messrs. Rice and Stephen Gross as the Chairman and a director, respectively. Mr. Gross has resigned his position since. In addition, under the agreement, each of Sigma, Corporate Communications Network and Mr. Rice are to vote its or his shares in favor of Mr. Payne and two of his nominees. As set forth in the voting agreement, Mr. Payne has designated Messrs. Gerald Turner and David McCallen as his nominees.

TRANSFER AGENT

     Madison Stock Transfer, Inc., 1813 East 24th Street, Brooklyn, New York 11229, is the transfer agent and registrar for the common stock.

                              SELLING SHAREHOLDERS


     A total of 1,537,594 shares of our common stock are being registered for resale under this prospectus. Of these shares, a total of 117,500 are currently issued and outstanding. The rest of these shares are issuable to the selling shareholders listed in the table upon conversion of shares of preferred stock and the exercise of warrants, as follows:

          - 1,165,094 shares are issuable upon conversion of the series A preferred stock;

          -    230,000 shares are issuable upon exercise of warrants; and

          -    25,000 shares are issuable upon exercise of options.

     Under the terms of the transactions in which the selling shareholders acquired the securities, we agreed to register for resale the shares of common stock owned or to be received by the selling shareholder upon conversion of the preferred shares and the exercise of the warrants and the options.

     As used in this section, the term "selling shareholder" includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. To the extent required, we will name any additional selling shareholder in a supplement to this prospectus.

     The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling shareholders as of October 10, 2000, before giving effect to the sale of shares of common stock in this offering. The selling shareholders have not had any position or office with us or any of our affiliates within the past three years. There is no material relationship between the selling shareholders and us or our affiliates in the last three years. All of the shares owned by the selling shareholders may be offered in this offering. We cannot assure you, however, that the selling shareholders will sell any of the shares of our common stock covered by this prospectus. Neither can we assure you that the selling shareholders will convert any of the preferred shares or exercise the warrants and the options thereby acquiring the shares of common stock. The selling shareholders do not hold one or more percent of the outstanding shares of our common stock.

         The information included in this section is based upon information provided by the selling shareholders.

                                               SHARES BENEFICIALLY OWNED       SHARES BENEFICIALLY OWNED
NAME                                           PRIOR TO THE OFFERING(1)        AFTER THE OFFERING(1)(2)
----                                           ------------------------        ------------------------
CALP II Limited Partnership                           1,245,094(3)                       -0-
c/o Thomson Kernaghan & Co. Limited
365 Bay Street, Tenth Floor
Toronto, Ontario M5H 2V2

Thomson Kernaghan & Co. Limited,                        250,000(4)                       -0-
365 Bay Street, Tenth Floor,
Toronto, Ontario M5H 2V2, Canada

Continental Capital & Equity Corporation                 42,500(5)                       -0-
195 Wekiva Springs Road, Suite 200
Longwood, FL 32779

-----------------
(1) Unless otherwise noted, each person has sole voting and investment power with respect to all shares listed opposite such person's name.

(2) The shares may be offered at any time by the selling shareholders. The selling shareholders are not obligated to sell all or any portion of their shares, nor are they obligated to sell any of their shares immediately pursuant to this prospectus. Because the selling shareholders may sell all or some of their shares, no estimate can be given as to the amount of common stock actually to be offered for sale by the selling shareholders or as to the amount of common stock that will be held by the selling shareholders upon the termination of this offering.

(3) Consists of 1,165,094 shares of common stock issuable upon conversion of the series A preferred stock and 80,000 shares of common stock issuable upon exercise of warrants. The number of shares issuable to and to be included in this registration statement on behalf of this selling shareholder is based upon a formula set forth in that person's subscription agreement that requires us to register 200% of the shares, totaling 1,165,094 shares, that would have been issuable had the conversion of the shares of preferred stock taken place on the closing date of the sale of the preferred stock. Therefore, the actual number of shares of common stock to be issued and sold cannot be determined at the present time.

(4)  Includes 150,000 shares issuable upon the exercise of warrants.

(5)  Includes 25,000 shares issuable upon the exercise of options.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus for the selling shareholders. To the extent required, we will identify any additional selling shareholders in a supplement to this prospectus.

         The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

         In addition, the selling shareholders may sell some or all of their shares through:

         - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         - purchases by a broker-dealer, as principal, and resale by the broker-dealers for its account; or

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         The selling shareholders may enter into hedging transactions with respect to its shares. For example, the selling shareholders may:

         - enter into transactions involving short sales of the shares by broker-dealers;

         - sell shares short itself and redeliver such shares to close out their short positions;

         - enter into option or other types of transactions that require the selling shareholders to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

         - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers' commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholder and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933.

If the selling shareholders or any broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

         In addition to selling their shares under this prospectus, the selling shareholders may:

         - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

         - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         - sell their shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         When a particular offering is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the names of the selling shareholders, the aggregate amount and type of shares being offered, the number of such shares owned before and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any underwriters, brokers, dealers or agents who participate in any sale of the shares may also perform services for us or our affiliates.

         All expenses of the registration of the shares will be paid by us, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of our counsel and expenses of any audits incidental to this registration. The selling shareholders will pay expenses related to any sales commissions or underwriting discounts and fees and expenses of its counsel incurred in connection with the sale of shares through this prospectus.

         We have agreed to indemnify the selling shareholders and anyone who controls the selling shareholders against certain liabilities and expenses arising out of or based upon the information contained in this document, including liabilities under federal securities laws.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our certificate of incorporation generally provides for indemnification of each director, officer, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interest and had no reasonable cause to believe that such conduct was unlawful.

     The Securities and Exchange Commission is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon by Bryan Cave LLP, New York, New York.

                                   EXPERTS

     The consolidated financial statements of Wall Street Strategies Corporation and subsidiaries at December 31, 1999, and for the year then ended, appearing in this prospectus and registration statement have been audited by Hays & Co., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Wall Street Strategies Corporation and subsidiaries at December 31, 1998, and for the year then ended, appearing in this prospectus and registration statement have been audited by Lilling & Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC maintains a web site on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

     We intend to furnish our shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                      INDEX

INDEPENDENT AUDITOR'S REPORT (DECEMBER 31, 1999) ...............................           F-2

INDEPENDENT AUDITOR'S REPORT (DECEMBER 31, 1998) ...............................           F-3

CONSOLIDATED BALANCE SHEETS - JUNE 30, 2000 (UNAUDITED),
     DECEMBER 31, 1999 AND DECEMBER 31, 1998 ...................................           F-4

CONSOLIDATED STATEMENTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2000
     AND 1999 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1999 AND 1998 ...........           F-5

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY - YEARS ENDED
     DECEMBER 31, 1998 AND 1999 AND SIX MONTHS ENDED JUNE 30, 2000 .............           F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS - YEARS ENDED December 31, 1999
      AND 1998 AND SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) ..................           F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .....................................    F-8 - F-21

Board of Directors and Shareholders
Wall Street Strategies Corporation
New York, New York


                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying consolidated balance sheet of Wall Street Strategies Corporation and subsidiary (the "Company") as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wall Street Strategies Corporation and subsidiary as of December 31, 1999 and results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/  Hays & Company


April 10, 2000
New York, New York

Board of Directors and Shareholders
Wall Street Strategies Corporation
New York, New York


                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying consolidated balance sheet of Wall Street Strategies Corporation and subsidiary (the "Company") as of December 31, 1998 and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wall Street Strategies Corporation and subsidiary as of December 31, 1998 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.






/s/   Lilling & Company LLP


January 31, 2000
Great Neck, New York

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                                (Unaudited)
                                                                                  June 30,        December 31,    December 31,
                                                                                    2000              1999            1998
                                                                                ------------      ------------    ------------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                  $    942,968      $  2,506,505      $  96,685
     Accounts receivable                                                               9,328            70,500         13,400
     Marketable securities, available for sale, at market value                       52,783            58,898         55,524
     Deferred commission expense                                                     468,053           255,577         97,278
     Other current assets                                                            384,700            96,446             --
                                                                                ------------      ------------      ---------

             Total current assets                                                  1,857,832         2,987,926        262,887

Property and equipment, net                                                        1,516,863            17,737         16,247
Deferred website development costs, net                                               77,330            63,584             --
Restricted cash deposit                                                              272,000           272,000             --
Security deposits                                                                      2,000            46,023         24,883
Other assets                                                                              --            70,640             --
                                                                                ------------      ------------      ---------

                                                                                $  3,726,025      $  3,457,910      $ 304,017
                                                                                ============      ============      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses                                      $  1,696,965      $    259,315      $  68,760
     Accrued compensation                                                            151,606           264,548             --
     Income taxes payable                                                             35,115            20,457          9,400
     Deferred subscription income                                                  1,114,433           511,154        277,938
     Accrued pension expense                                                              --           100,000        150,000
     Current portion of capitalized lease obligations                                105,988                --             --
     Loan from shareholders                                                               --                --         36,380
                                                                                ------------      ------------      ---------

             Total current liabilities                                             3,104,107         1,155,474        542,478
                                                                                ------------      ------------      ---------

Capitalized lease obligations, net of current portion                                206,274                --             --
                                                                                ------------      ------------      ---------

COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7, 8 and 9)

SHAREHOLDERS' EQUITY
     Preferred stock, $.001 par value; 5,000,000 shares authorized;
         none issued and outstanding
     Common stock, $.001 par value; 50,000,000 shares authorized;
         17,581,603, 17,564,103 and 9,455,898 shares issued and outstanding           17,582            17,564          9,456
     Additional paid-in capital                                                   17,061,504        13,081,092             --
     Accumulated deficit                                                          (9,391,198)       (4,423,270)      (179,305)
     Unearned compensation                                                        (7,171,564)       (6,250,458)            --
     Accumulated other comprehensive loss                                           (100,680)         (122,492)       (68,612)
                                                                                ------------      ------------      ---------

             Total shareholders' equity                                              415,644         2,302,436       (238,461)
                                                                                ------------      ------------      ---------

                                                                                $  3,726,025      $  3,457,910      $ 304,017
                                                                                ============      ============      =========

The accompanying notes are an integral part of
  these consolidated financial statements.                                 F - 4

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          (Unaudited)
                                                        Six months ended                     Year ended
                                                            June 30,                        December 31,
                                                  ----------------------------     -----------------------------
                                                      2000            1999             1999             1998
                                                  ------------      ----------     ------------      -----------
REVENUE
     Subscription income, net                     $  2,634,311      $1,742,077     $  4,318,534      $ 2,226,726
     Consulting income                                       -         133,120          163,120                -
     Interest and dividends                             28,255           2,317            7,814            2,662
     Realized gain (loss) on sale of
       marketable securities                            36,118          27,337          (14,769)          99,827
                                                  ------------      ----------     ------------      -----------
                                                     2,698,684       1,904,851        4,474,699        2,329,215
                                                  ------------      ----------     ------------      -----------

COSTS AND EXPENSES
     Salaries and commissions                        4,815,200       1,069,974        7,001,997        1,614,658
     Other operating expenses                          251,160         112,696          224,400           98,474
     General and administrative                        119,348          97,718          121,101           84,320
     Consulting fees                                   600,574          42,705          218,597           44,749
     Payroll taxes and employee benefits               280,705         112,148          314,251          274,832
     Professional fees                                 482,243          28,955          234,360           36,525
     Website development costs                         250,597               -          115,967                -
     Depreciation and amortization                     134,813           4,999            7,088           10,023
     Travel and promotion                              366,942          51,207          104,335           57,768
     Telephone and communications                      199,441          93,921          264,321          176,987
     Rent and occupancy                                108,135          37,090           82,759           42,068
                                                  ------------      ----------     ------------      -----------
                                                     7,609,158       1,651,413        8,689,176        2,440,404
                                                  ------------      ----------     ------------      -----------

(LOSS) INCOME BEFORE PROVISION (BENEFIT)
     FOR INCOME TAXES                               (4,910,474)        253,438       (4,214,477)        (111,189)

Provision (benefit) for income taxes                    57,454          76,030           36,588           (1,570)
                                                  ------------      ----------     ------------      -----------

NET (LOSS) INCOME                                 $ (4,967,928)     $  177,408     $ (4,251,065)     $  (109,619)
                                                  ============      ==========     ============      ===========

Basic and diluted net (loss) income per share     $      (0.29)     $     0.02     $      (0.37)     $     (0.01)
                                                  ============      ==========     ============      ===========

Weighted average common shares
     outstanding                                    17,087,428       9,455,898       11,463,918        9,455,898
                                                  ============      ==========     ============      ===========

The accompanying notes are an integral part of
  these consolidated financial statements.                                 F - 5

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

              PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 1999 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)


                                                         Common stock          Additional
                                                      ---------------------     paid-in      Accumulated    Unearned
                                                        Shares      Amount      capital        deficit    compensation
                                                      ----------   --------   ------------   -----------  ------------
 WALL STREET STRATEGIES, INC., JANUARY 1, 1998               100   $    100   $     1,400   $   (61,730)  $        --

Recapitalization (Note 1)
     Exchange of Wall Street Strategies, Inc. shares        (100)      (100)       (1,400)       43,652            --

     Issuance of common stock to owner of
        Wall Street Strategies, Inc.                   9,455,898      9,456            --       (51,608)           --

Marketable securities valuation adjustment                    --         --            --            --            --

Net loss, year ended December 31, 1998                        --         --            --      (109,619)           --
                                                      ----------   --------   -----------   -----------   -----------

         Total comprehensive loss


 BALANCE, DECEMBER 31, 1998                            9,455,898      9,456            --      (179,305)           --

Outstanding common stock of Wall Street
   Strategies Corporation (Note 1)                     6,250,000      6,250            --         7,100            --

Issuance of common stock for cash                        600,000        600     2,999,400            --            --

Issuance of common stock and options for
   services                                            1,258,205      1,258    10,081,692            --    (7,810,086)

Amortization of stock compensation                            --         --            --            --     1,559,628

Marketable securities valuation adjustment                    --         --            --            --            --

Net loss, year ended December 31, 1999                        --         --            --    (4,251,065)           --
                                                      ----------   --------   -----------   -----------   -----------

         Total comprehensive loss


 BALANCE, DECEMBER 31, 1999                           17,564,103     17,564    13,081,092    (4,423,270)   (6,250,458)

Issuance of common stock and options for services         17,500         18     3,980,412            --    (3,980,430)

Amortization of stock compensation                            --         --            --            --     3,059,324

Marketable securities valuation adjustment                    --         --            --            --            --

Net loss, six months ended June 30, 2000                      --         --            --    (4,967,928)           --
                                                      ----------   --------   -----------   -----------   -----------

         Total comprehensive income (loss)


 BALANCE, JUNE 30, 2000 (UNAUDITED)                   17,581,603   $ 17,582   $17,061,504   $(9,391,198)  $(7,171,564)
                                                      ==========   ========   ===========   ===========   ===========

                                                        Accumulated
                                                           other          Total
                                                       comprehensive   shareholders'   Comprehensive
                                                            loss          equity            loss
                                                       -------------   -------------   -------------
 WALL STREET STRATEGIES, INC., JANUARY 1, 1998           $      --     $   (60,230)

Recapitalization (Note 1)
     Exchange of Wall Street Strategies, Inc. shares            --          42,152

     Issuance of common stock to owner of
        Wall Street Strategies, Inc.                            --         (42,152)

Marketable securities valuation adjustment                 (68,612)        (68,612)      $   (68,612)

Net loss, year ended December 31, 1998                          --        (109,619)         (109,619)
                                                         ---------     -----------       -----------

         Total comprehensive loss                                                        $  (178,231)
                                                                                         ===========

 BALANCE, DECEMBER 31, 1998                                (68,612)       (238,461)

Outstanding common stock of Wall Street
   Strategies Corporation (Note 1)                              --          13,350

Issuance of common stock for cash                               --       3,000,000

Issuance of common stock and options for
   services                                                     --       2,272,864

Amortization of stock compensation                              --       1,559,628

Marketable securities valuation adjustment                 (53,880)        (53,880)      $   (53,880)

Net loss, year ended December 31, 1999                          --      (4,251,065)       (4,251,065)
                                                         ---------     -----------       -----------

         Total comprehensive loss                                                        $(4,304,945)
                                                                                         ===========

 BALANCE, DECEMBER 31, 1999                               (122,492)      2,302,436

Issuance of common stock and options for services               --              --

Amortization of stock compensation                              --       3,059,324

Marketable securities valuation adjustment                  21,812          21,812       $    21,812

Net loss, six months ended June 30, 2000                        --      (4,967,928)       (4,967,928)
                                                         ---------     -----------       -----------

         Total comprehensive income (loss)                                               $(4,946,116)
                                                                                         ===========

 BALANCE, JUNE 30, 2000 (UNAUDITED)                      $(100,680)    $   415,644
                                                         =========     ===========

The accompanying notes are an integral part of
  these consolidated financial statements.                                 F - 6

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       (Unaudited)
                                                                    Six months ended              Year ended
                                                                         June 30,                December 31,
                                                                 -----------------------   -----------------------
                                                                     2000        1999          1999        1998
                                                                 -----------   ---------   -----------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES

     NET (LOSS) INCOME                                           $(4,967,928)  $ 177,408   $(4,251,065)  $(109,619)

     ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME TO NET
     CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
         Depreciation and amortization                               134,813       4,999        13,503      10,023
         Realized (gain) loss on sale of marketable securities       (36,118)    (27,337)       14,769     (99,827)
         Stock compensation                                        3,059,324          --     3,829,348          --
         Deferred rent                                                 2,819          --            --          --

     CHANGES IN OPERATING ASSETS AND LIABILITIES
         Accounts receivable                                          61,172          --       (57,100)     (9,800)
         Deferred commission expense                                (212,476)        388      (158,299)    (43,552)
         Security deposits                                            44,023          --            --          --
         Other assets                                               (217,314)    (96,890)     (138,852)    (24,883)
         Accounts payable and accrued expenses                       659,556     163,364       190,555      44,833
         Accrued compensation                                       (112,942)         --       264,548          --
         Income taxes payable                                         14,658      71,530        11,057     (31,900)
         Deferred subscription income                                603,279     215,311       233,216     194,867
         Accrued pension expense                                    (100,000)         --       (50,000)    150,000
                                                                 -----------   ---------   -----------   ---------

            Net cash (used in) provided by operating activities   (1,067,134)    508,773       (98,320)     80,142
                                                                 -----------   ---------   -----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                             (339,178)    (29,102)      (19,644)     (1,650)
     Deferred website development costs paid                        (176,530)         --       (70,000)         --
     Proceeds from the sale of marketable securities                  64,045          --       474,717      99,827
     Cash paid for purchase of marketable securities                      --     (36,134)     (546,740)   (124,136)
     Restricted cash deposit                                              --          --      (272,000)         --
     Payment made for other assets                                    (4,065)         --       (31,300)         --
                                                                 -----------   ---------   -----------   ---------

            Net cash used in investing activities                   (455,728)    (65,236)     (464,967)    (25,959)
                                                                 -----------   ---------   -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock                               --          --     3,003,145          --
     Cash acquired in reverse acquisition                                 --          --        13,350          --
     Repayment of capitalized lease obligations                      (40,675)         --            --          --
     Repayment of loan from shareholder                                   --      (9,197)      (43,388)    (64,380)
                                                                 -----------   ---------   -----------   ---------

            Net cash used in (provided by) financing activities      (40,675)     (9,197)    2,973,107     (64,380)
                                                                 -----------   ---------   -----------   ---------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS              (1,563,537)    434,340     2,409,820     (10,197)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     2,506,505      96,685        96,685     106,882
                                                                 -----------   ---------   -----------   ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                         $   942,968   $ 531,025   $ 2,506,505   $  96,685
                                                                 ===========   =========   ===========   =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
         Interest paid                                           $    17,930   $      --   $        --   $      --
                                                                 ===========   =========   ===========   =========
         Income taxes paid                                       $    42,796   $      --   $    14,260   $  30,300
                                                                 ===========   =========   ===========   =========

The accompanying notes are an integral part of
  these consolidated financial statements.                                 F - 7

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


1        THE COMPANY

         ORGANIZATION

         Wall Street Strategies Corporation (the "Company"), formerly Vacation Emporium Corporation, was originally formed as a Nevada corporation on April 2, 1999, and is the surviving entity in a merger with its then corporate parent, The Vacation Emporium International, Inc., a Colorado corporation formed under the name Rising Sun Capital Ltd. on May 12, 1988.

         REVERSE ACQUISITION

         Effective September 23, 1999, the Company acquired all of the outstanding common stock of Wall Street Strategies, Inc. ("WSSI"), a Delaware corporation, pursuant to an Agreement and Plan of Share Exchange (the "Exchange Agreement") dated July 30, 1999.

         Under the terms of the Exchange Agreement, the Company issued to the sole shareholder of WSSI, 9,455,898 shares of the Company's common stock in exchange for all of the issued and outstanding common stock of WSSI. This issuance represented approximately 53.84% of the post-merger issued and outstanding common shares of the Company. For accounting purposes, this transaction has been treated as an acquisition of the Company by WSSI and as a re-capitalization of WSSI. The acquisition of the Company by WSSI has been recorded based on the fair value of the Company's net tangible assets, which consisted of cash in the amount of $13,350. The Company, prior to the acquisition, was an inactive shell company. The historical financial statements prior to September 23, 1999 are those of WSSI. Since this transaction is in substance a recapitalization of WSSI and not a business combination, pro forma information is not presented. All costs associated with this transaction have been expensed.

         In connection with, and in contemplation of this transaction, on July 30, 1999, the Company sold 1,258,205 shares of common stock for $.0025 per share to certain key employees of WSSI, and to two other individuals who entered into employment agreements with the Company. These shares were placed in escrow and are subject to repurchase by the Company over vesting periods, which range from two to three years, at the same purchase price of $.0025 if the individuals' employment is terminated other than by reason of death or disability. Additionally, on September 23, 1999, the Company completed the sale of 600,000 shares of common stock at $5.00 per share in a private placement to certain accredited investors (Note 5).

         BUSINESS

         The Company, through its subsidiary (WSSI), provides investment research and related information services for individual and institutional investors and financial professionals. WSSI, which was founded in 1991, delivers its products and services, including financial and market information, analysis, advice and commentary, to subscribers through a variety of media including telephone, facsimile, e-mail, audio recordings, newsletters, the internet and traditional mail.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


2        SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, WSSI. All significant intercompany transactions and balances have been eliminated in consolidation.

         CONCENTRATIONS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments, trade receivables and marketable securities. The Company's cash investments were held at various financial institutions, which limits the amount of credit exposure to any one financial institution. The Company's trade receivables represent amounts due from a large number of customers who are disbursed among numerous industries and locations, which limits the amount of credit risk. Concentrations of credit risk with respect to marketable securities are limited due to the Company's varied portfolio, which limits the amount of credit exposure to any one particular investment. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

         MARKETABLE SECURITIES

         Marketable securities, which are classified as "available for sale," are valued at fair market value. Unrealized gains or losses are recorded net of income taxes as "accumulated other comprehensive loss" in shareholders' equity, whereas realized gains and losses are recognized in the Company's statements of operations using the first-in, first-out method.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, which range from five to ten years. Expenditures for maintenance and repairs are charged to operations at the time the expense is incurred. Expenditures determined to represent additions are capitalized.

         START-UP AND ORGANIZATION COSTS

         The Company accounts for start-up costs in accordance with Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"), issued by the American Institute of Certified Public Accountants. SOP 98-5 requires the cost of start-up activities, including organization costs, to be expensed as incurred.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


2        SIGNIFICANT ACCOUNTING POLICIES (continued)

         WEBSITE DEVELOPMENT COSTS

         Costs incurred in the development of the core software for the Company's website infrastructure are capitalized in accordance with Statement of Position 98-1 "Accounting for the Costs of Software Developed or Obtained for Internal Use" and are amortized over the expected useful life of the developed software ranging from 1 - 3 years. Costs incurred in the development of content for the Company's website and maintenance are expensed as incurred. During 1999, the Company capitalized approximately $70,000 in costs associated with the development of its website infrastructure and amortized $6,416 to operations during the fourth quarter of 1999.

         INCOME TAXES

         The Company accounts for income taxes using the liability method which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. The net deferred tax asset is adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

         The Company has net deferred tax assets arising principally from stock compensation expenses, deferred subscription income and deferred commission expense. The Company has fully reserved their net deferred tax assets due to the uncertainty of their utilization.

         REVENUE RECOGNITION

         The Company provides investment research and related information services through subscription agreements with its customers for periods, which generally range in length from one month to one year. Subscription income is earned ratably over the term of the agreement. The unearned portion of such income is reflected as Deferred subscription income in the accompanying consolidated balance sheet. The Company also defers the accompanying commission expense related to the deferred subscription income in the accompanying consolidated balance sheet.

         BASIC AND DILUTED EARNINGS PER COMMON SHARE

         The Company displays earnings per share in a dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

         The effect of the recapitalization discussed in Note 1 has been given retroactive application in the earnings per share calculation. The common shares issued and outstanding with respect to the

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


2        SIGNIFICANT ACCOUNTING POLICIES (continued)

         BASIC AND DILUTED EARNINGS PER COMMON SHARE (continued)

         pre-merger shareholders has been included since the effective date of the merger. The issuance of the 1,285,205 common shares sold to employees and officers at $.0025 per share have been included in the earnings per share calculation as and when they are released from escrow in accordance with the agreements discussed in Notes 1 and 5. Outstanding common stock options have not been considered in the computation of diluted per share amounts, since the effect of their inclusion would be antidilutive. Accordingly, basic and diluted earnings per share amounts are identical.

         ADVERTISING

         Advertising, which is conducted principally through electronic media and direct mail marketing, is expensed as incurred or at the time the advertising first takes place. Advertising expense amounted to $3,535 and $6,438 for the years ended December 31, 1999 and 1998, respectively.

         STOCK BASED COMPENSATION

         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its plans and recognizes non-cash compensation charges related to the intrinsic value of stock compensation granted to employees.

         USE OF ESTIMATES

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


3        MARKETABLE SECURITIES, AVAILABLE FOR SALE

         Marketable securities, available for sale, consist of the following:

                                                    Unrealized       Market
                                        Cost           loss          value
                                      --------      ----------      -------
         JUNE 30, 2000 (UNAUDITED)
         U.S. equity securities       $153,463      $(100,680)      $52,783
                                      ========      =========       =======
         DECEMBER 31, 1999
         U.S. equity securities       $181,390      $(122,492)      $58,898
                                      ========      =========       =======
         DECEMBER 31, 1998
         U.S. equity securities       $109,367      $ (53,843)      $55,524
                                      ========      =========       =======

4        PROPERTY AND EQUIPMENT, NET

         Property and equipment consists of the following:

                                                            June 30,           Year ended December 31,
                                             Estimated        2000            -------------------------
                                            useful life    (Unaudited)          1999             1998
                                            -----------    ------------       ---------       ---------
         Computer and office equipment       3 years       $   915,828        $ 47,863        $ 32,869
         Furniture and fixtures              5 years           346,324          24,733          24,733
         Media equipment                     7 years           114,942              --              --
         Leasehold improvements                    *           234,247              --              --
                                                           -----------        --------        --------
                                                             1,611,341          72,596          57,602
         Less accumulated depreciation                         (94,478)        (54,859)        (41,355)
                                                           -----------        --------        --------
                                                           $ 1,516,683        $ 17,737        $ 16,247
                                                           ===========        ========        ========

         * 10 years or, the term of the lease, whichever is shorter.

         Computer equipment of approximately $353,000 has been recorded under capitalized leases as of June 30, 2000. Depreciation expense on the assets recorded under capitalized leases was approximately $47,000 for the six months ended June 30, 2000.

         Leasehold improvements have been recorded net of approximately $295,000 to be reimbursed by the landlord in accordance with the terms of its lease agreement. This amount is included in other current assets in the accompanying June 30, 2000 consolidated balance sheet.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


5        SHAREHOLDERS' EQUITY

         COMMON STOCK ISSUED

         On July 30, 1999, in contemplation of the acquisition by WSSI and the execution of the Exchange Agreement described in (Note 1), the Company entered into Subscription and Rights Agreements with ten individuals to purchase 1,258,205 shares of the Company's common stock for $0.0025 per share. These agreements, as amended and restated, provide as follows:

         - Eight individuals who are employees of WSSI purchased 380,000 shares for $0.0025 per share. These shares are subject to repurchase by the Company in declining increments over a two-year period at $0.0025 per share if employment is terminated for cause. The issuance of these shares has been valued at $5.8125 per share, the closing market price of the stock on September 23, 1999 as listed on the OTC Electronic Bulletin Board. The issuance gave rise to Unearned compensation in the amount of $2,207,800 at September 23, 1999 and is reflected in the accompanying consolidated statement of shareholders' equity. The compensation will be earned and charged to expense ratably over the two-year escrow period. $297,146 has been expensed through December 31, 1999 and an additional $551,950 has been expensed through June 30, 2000 which is included in the accompanying consolidated statements of operations.

         - The Company's Executive Vice President (who is also a director of the Company) purchased 526,923 shares for $0.0025 per share. Simultaneously with this transaction, the executive entered into a two-year employment agreement with the Company, which commenced on September 23, 1999, the date of the closing of the Company's acquisition. The executive granted to the Company the right to repurchase these shares, in declining increments, during the two-year period commencing September 23, 1999 if the executive's employment with the Company is terminated for cause. The repurchase right is at the same purchase price of $0.0025 per share. The issuance of these shares has been valued at $5.8125 per share, the closing market price of the stock on September 23, 1999 as listed on the OTC Electronic Bulletin Board. The issuance gave rise to Unearned compensation in the amount of $3,061,423 at September 23, 1999 and is reflected in the accompanying consolidated statement of shareholders' equity. One third (175,641) of the shares vested upon the closing of the Merger transaction on September 23, 1999 and accordingly $1,020,474 of compensation was earned and charged to expense in the accompanying consolidated statement of operations on that date. The balance of the Unearned compensation ($2,020,948) will be earned and charged to expense ratably over the two year escrow period. $274,690 has been expensed through December 31, 1999 and an additional $510,238 has been expensed through June 30, 2000 which is included in the accompanying consolidated statement of operations.

                  In accordance with the terms of the executive's employment agreement (Note 8), the Company granted the executive an option under its 1996 Compensatory Stock Option Plan to acquire 351,282 shares of the Company's common stock at an exercise price of $3.50 per share. The options begin to vest after six months and then vest in six equal quarterly increments over an eighteen-month period provided the executive's employment is not

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


5        SHAREHOLDERS' EQUITY (continued)

         COMMON STOCK ISSUED (continued)

                  terminated. The intrinsic value of these options was measured using the share price of $5.8125 on September 23, 1999 and accounted for as compensatory options in accordance with APB Opinion No. 25 and gave rise to Unearned compensation in the amount of $812,340 at September 23, 1999 and is reflected in the accompanying consolidated statement of shareholders' equity. The compensation will be earned and charged to expense ratably over the two-year vesting period of the options. $109,332 has been expensed through December 31, 1999 and an additional $203,084 has been expensed through June 30, 2000 which is included in the accompanying consolidated statements of operations.

         - The Company's Chief Strategy Officer purchased 351,282 shares for $0.0025 per share. Simultaneously with this transaction, the executive entered into a three-year employment agreement with the Company, which commenced on October 1, 1999. The executive granted to the Company the right to repurchase up to 263,461 of these shares, in declining increments, during the period commencing October 1, 1999 through April 7, 2000 if the executive's employment with the Company is terminated for cause. The repurchase right is at the same purchase price of $0.0025 per share. The issuance of these shares has been valued at $5.8125 per share, the closing market price of the stock on September 23, 1999 as listed on the OTC Electronic Bulletin Board. The issuance gave rise to Unearned compensation in the amount of $2,040,948 at September 23, 1999 and is reflected in the accompanying consolidated statement of shareholders' equity. One fourth (87,821) of the shares vested upon the closing of the Merger transaction on September 23, 1999 and accordingly $510,460 of compensation was earned and charged to expense in the accompanying consolidated statement of operations on that date. The balance of the Unearned compensation ($1,530,489) will be earned and charged to expense ratably through April 7, 2000, the escrow period. $769,129 has been expensed through December 31, 1999 and the remaining $761,360 has been expensed through June 30, 2000 which is included in the accompanying consolidated statement of operations.

                  In accordance with the terms of the executive's employment agreement (Note 8), the Company granted the executive an option under its 1996 Compensatory Stock Option Plan to acquire 526,923 shares of the Company's common stock at an exercise price of $3.50 per share. The options vest in nine consecutive equal quarterly annual installments commencing on the nine month anniversary of the agreement over a twenty seven month period provided the executive's employment is not terminated. The intrinsic value of these options was measured using the share price of $5.8125 on September 23, 1999 and accounted for as compensatory options in accordance with APB Opinion No.25 and gave rise to Unearned compensation in the amount of $1,218,509 at September 23, 1999 and is reflected in the accompanying consolidated statement of shareholders' equity. The compensation will be earned and charged to expense ratably over the three-year vesting period of the options. $109,332 has been expensed through December 31, 1999 and an additional $203,084 has been expensed through June 30, 2000 and is included in the accompanying consolidated statement of operations.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


5        SHAREHOLDERS' EQUITY (continued)

         COMMON STOCK ISSUED (continued)

         - In contemplation of the acquisition of WSSI (Note 1), on September 23, 1999 the Company completed the sale of 600,000 shares of common stock for $5.00 per share to accredited investors in accordance with the terms of a private placement offering.

         - As discussed in Note 8, during 2000, the Company issued 17,500 shares of its common stock to Continental Capital Equity Corporation for services rendered.

6        STOCK OPTION PLANS

         The Company has adopted two separate stock option plans that provide for the grant of options and other forms of incentive awards to selected officers, employees, directors and consultants of the Company. The purpose of these plans is to promote the growth of the Company by enabling the Company to attract and retain the best available persons for positions of substantial responsibility and to provide certain key employees with additional incentives and to contribute to the success of the Company. The Company's Board of Directors administers both plans.

         1996 COMPENSATORY STOCK OPTION PLAN

         The Company's 1996 Compensatory Stock Option Plan ("1996 Plan") was adopted by the Board of Directors and approved by the Company's shareholders in October 1996. Options to purchase a maximum of 2,000,000 shares of common stock may be granted under the 1996 Plan. The 1996 Plan has a term of ten years and no options may be granted after expiration. On December 7, 1999, the Company's Board of Directors determined that, after the grants discussed below, no further awards will be made under the 1996 Plan.

         The 1996 Plan provides for the grant of options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended. Under the terms of the 1996 Plan, the exercise price of the options must be at least 85% of the fair market value of the Company's common stock on the date of grant. Options granted shall expire no later than ten years after the date of grant.

         During 1999, the Company granted to officers, directors, key employees and advisors, options to purchase 1,153,205 shares of common stock under the 1996 Plan. The options were issued as follows: (i) 878,205 options were granted to two of the Company's executive officers as discussed in (Note 5) (ii) 200,000 options were granted to two of the Company's directors which are exercisable at $3.50 per share and vested immediately, and (iii) 75,000 options were granted to the Company's Advisory Board members which are exercisable at $3.50 per share and vested immediately.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


6        STOCK OPTION PLANS (continued)

         1996 COMPENSATORY STOCK OPTION PLAN (continued)

         The intrinsic value of the 200,000 options granted to the directors was measured using the share price of $5.8125 per share on September 23, 1999 and accounted for as compensatory options in accordance with APB Opinion No.25 and gave rise to earned compensation in the amount of $462,500 on that date. The 75,000 options granted to the Company's Advisory Board members (non-director advisors) were valued in accordance with SFAS 123 on September 23, 1999 and gave rise to earned compensation in the amount of $276,285 on that date.

         1999 INCENTIVE STOCK PROGRAM

         The Company's 1999 Incentive Stock Program ("1999 Program") was adopted by the Board of Directors and approved by the shareholders during 1999. The 1999 Program permits the granting of stock options, including incentive stock options, stock appreciation rights with or without stock options and restricted stock grants.

         The actual number of shares that may be issued or transferred under the 1999 Program is 5,000,000 subject to certain adjustments. The maximum number of shares for which options and stock appreciation rights may be granted under the 1999 Program to any person during any calendar year is 500,000.

         During 1999, the Company granted to its officers and key employees options to purchase 945,000 shares of common stock under the 1999 Program. Each of these grants are exercisable at $4.00 per share, the fair value at the date of grant, and vest over two years commencing on the date of issuance.

         If the Company had elected to recognize compensation expense based upon the fair value at the date of grant for awards under these plans, consistent with the methodology prescribed by SFAS 123, the effect on the Company's net loss would be as follows:

                                          Year ended
                                         December 31,         Net loss
                                             1999             per share
                                       ---------------     ---------------
             NET LOSS
                As reported            $  (4,251,065)          (0.37)
                Pro forma              $  (5,140,437)          (0.45)

         The fair value of Company common stock options granted to employees during the year ended December 31, 1999 approximated $8,331,000 and was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) 90% expected volatility, (2) risk-free interest rates ranging from 5.79% to 6.19% and (3) expected lives of five years.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


7        RETIREMENT PLANS

         In January 1996, WSSI adopted a profit sharing plan on behalf of its employees whereby contributions to the plan are made at the discretion of management and no contributions are made by employees. During the years ended December 31, 1999 and 1998, management elected to make contributions to the plan in the amount of $100,000 and $150,000, respectively.

         In January 2000, the Profit Sharing Plan was amended to add a salary deferral feature under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under such feature, an employee may elect to have part of his or her compensation contributed on a before-tax basis to the Plan. All salary-deferred contributions are 100% vested at all time.

         Management has not provided for any contributions to the Plan for the six months ended June 30, 2000.

8        COMMITMENTS AND CONTINGENCIES

         LEASES

         On November 23, 1999, the Company entered into a ten-year lease agreement for new office space located in New York City. The lease provides for annual rental payments, which range from $256,680 to $287,504 over the 10 year term of the lease. In accordance with the terms of the lease agreement, the Company issued a letter of credit to the lessor in the approximate amount of $272,000 for which the Company is required to maintain a cash deposit as collateral in a separate interest bearing account.

         Approximate future minimum required lease payments, not including operating escalations or other charges are as follows:

              Year ending December 31,
                  2000                                  $   171,000
                  2001                                      257,000
                  2002                                      257,000
                  2003                                      266,000
                  2004                                      271,000
                  Thereafter                              1,510,000
                                                        -----------
                                                        $ 2,732,000
                                                        ===========

         In April 2000, the Company negotiated a settlement for the early termination of its former lease. The agreement calls for a settlement payment of $17,500, the cancellation of the former lease and surrender of the premises. The Company surrendered the premises on July 15, 2000, and has been released from any future obligations under the agreement.

         The Company has entered into several computer equipment leases that have been accounted for as capitalized leases. These leases have effective interest rates that range between 11% to 14%, and are secured by the equipment under the lease and require monthly payments through 2003.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


8        COMMITMENTS AND CONTINGENCIES (continued)

         EMPLOYMENT AGREEMENTS

         In conjunction with, and in contemplation of the Exchange Agreement discussed in (Note 1), the Company entered into employment agreements with its key executives as follows:

         - A three year agreement with the Company's President and largest shareholder who was formerly the sole shareholder of WSSI prior to the acquisition by the Company. The agreement provides for a base salary of $250,000 per annum with annual bonuses of up to $250,000 dependent upon specified revenue targets. The agreement may be terminated by mutual consent or by the Company for cause. For the six months ended June 30, 2000 and the year ended December 31, 1999 the Company recorded a bonus provision of $125,000 and $250,000, respectively, in accordance with the terms of this agreement.

         - A three year agreement with the Company's Chief Strategy Officer which provides for a base salary of $175,000 and an annual bonus of up to 40% of base salary dependent upon specified revenue targets. The Company has not provided for any bonus provision under the terms of this agreement. The agreement also provides for the issuance of options under the 1996 Plan to acquire 526,923 shares of the Company's common stock (Note 5). This agreement may be terminated by mutual consent or by the Company for cause.

         - A two year agreement with the Company's Executive Vice President which provides for a base salary of $125,000 and an annual bonus of up to 40% of base salary dependent upon specified revenue targets. The Company has not provided for any bonus provision under the terms of this agreement. The agreement also provides for the issuance of options under the 1996 Plan to acquire 351,282 shares of the Company's common stock (Note 5). This agreement may be terminated by mutual consent or by the Company for cause.

         - On March 30, 2000, the Company's subsidiary, WSSI, entered into an employment agreement with this Chief Internet Officer, which provides for a base compensation of $175,000 and an annual incentive bonus of up to 50% of base salary based upon the achievement of specified performance goals. In addition, the executive received options to acquire 200,000 shares of the Company's common stock at an exercise price of $7.50 per share. The options vest over a two-year period and are exercisable over five years. The intrinsic value of these options was measured using the share price of $17.50 on March 20, 2000 and was accounted for as a compensatory options that gave rise to unearned compensation in the amount of $2,000,000 at March 20, 2000. The compensation is being earned and charged to expense ratably over the two-year vesting period of the options and $280,137 has been charged to operations for the six months ended June 30, 2000.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


8        COMMITMENTS AND CONTINGENCIES (continued)

         EMPLOYMENT AGREEMENTS (continued)

         - On April 7, 2000, the Company entered into an employment agreement with its Chief Operating Officer. The agreement has a term of three years at an annual base salary of $175,000, subject to an annual review by the Board of Directors for possible increase. The agreement also provides for an annual incentive bonus of up to 50% of base salary. In addition, in accordance with the terms of the employment agreement, on April 7, 2000, the Company granted to the executive a stock option to purchase 500,000 shares of the Company's common stock at an exercise price of $7.50 per share. The option is exercisable over five years and vests with respect to 125,000 shares on December 6, 2000, with respect to an additional 125,000 shares on March 6, 2001, and with respect to the remaining shares in equal quarterly increments of 62,500 shares each over the following year. The intrinsic value of these options was measured by using a share price of $10.50 on April 7, 2000 and was accounted for as a compensatory option that gave rise to unearned compensation in the amount of $1,500,000 at April 7, 2000. The compensation is being earned and charged to expense ratably over the vesting period of the option. For the six months ended June 30, 2000, $69,041 has been charged to operations.

         CONSULTING AGREEMENTS

         - On September 23, 1999, the Company entered into a two year consulting agreement with Sigma Limited, S.A., a Swiss company where the Company's Chairman is a consultant. The agreement provides for an annual fee of $50,000 plus a non-accountable expense allowance of $35,000 per annum.

         - In October 1999, the Company entered into an agreement with International Integrated Solutions for web and software development and integration of the Company's website. The agreement was for a term of six months through April 2000 and provided for a fee of $350,000. Under the agreement, $100,000 was paid in November 1999 and the balance was payable in monthly installments of $50,000 each through April 2000. At December 31, 1999, $28,333 was accrued under this agreement and included in accrued expenses in the accompanying consolidated balance sheet.

         - In December 1999, the Company retained a securities brokerage and investment banking firm to assist the Company with respect to matters relating to the financing of the Company's business, recapitalizations, mergers and acquisitions. During 1999, the Company paid the firm an advance of $50,000 against future fees and expense allowances that are non-refundable except under certain circumstances. This amount has been charged to operations during the six month period ended June 30, 2000.

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


8        COMMITMENTS AND CONTINGENCIES (continued)

         CONSULTING AGREEMENTS (continued)

         - On February 9, 2000, the Company issued to Continental Capital Equity Corporation ("CCEC"), a sophisticated investor, 30,000 shares of common stock as compensation for services to be rendered by CCEC to the Company pursuant to a Market Access Program Marketing Agreement dated January 26, 2000. The Company also issued to CCEC an option to purchase an additional 100,000 shares of common stock at prices ranging from $10.00 to $16.00 per share. The common stock issuance and option grant were measured using the share price of $14.00 on January 26, 2000, and was accounted for as unearned compensation in the amounts of $420,000 and $870,000, respectively. On June 13, 2000, the Company and CCEC terminated the Market Access Program Marketing Agreement. CCEC returned 12,500 shares of common stock and the Company terminated all options except the option to acquire 25,000 shares of common stock at $10.00 per share. As a result, approximately $480,000 has been charged to operations for the six months ended June 30, 2000.

                  On May 20,2000, the Company entered into a one year agreement to retain I.W. Miller Group, Inc. ("IWMG") as financial public relations representatives and financial consultants. The Company paid IWMG a $50,000 retainer and agreed to pay an additional $50,000 per quarter and 62,500 shares of the Company's common stock on August 30, 2000, November 30, 2000, February 28, 2001 and May 31, 2001 as long as the agreement remained in effect. On August 17, 2000, the Company terminated the agreement in accordance with its terms and no further compensation is payable to IWMG.

         REGULATORY MATTERS

         On August 11, 1999, the Company and its President reached an agreement with the Securities and Exchange Commission in connection with certain disclosures regarding the Company's relationship with a company being recommended for purchase. The settlement calls for a consent injunction prohibiting violations of Section 17(b) and the payment of civil penalties of $10,000 and $25,000, respectively. The Company's costs associated with this matter have been included in the accompanying consolidated statements of operations.

9        SUBSEQUENT EVENTS

         On August 17, 2000, the Company sold to an unrelated accredited investor, pursuant to Regulation S, 10 shares of the Company's Series A Convertible Preferred Stock and a warrant exercisable over a five year period to purchase 80,000 shares of the Company's common stock at an exercise price of $3.00 per share for an aggregate consideration of $1,000,000 (net proceeds of $995,000 after payment of certain expenses). Each share of Series A Convertible Preferred Stock has a stated value of $100,000, is entitled to received a dividend equal to 8% of the stated value on a cumulative basis payable in cash or shares of the Company's common stock at the option of the purchaser, is convertible into shares of the Company's common stock based on the lower of (a) $2.25 and (b) 80% of the average of the three lowest closing bid prices in the 20 trading days immediately preceding the conversion date, and, to the extent not converted, must be redeemed

                       WALL STREET STRATEGIES CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED) AND
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


9        SUBSEQUENT EVENTS (continued)

         three years from the date of issuance at the Company's option in cash or in shares of the Company's common stock.

         In addition, the Company has agreed to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission relating to the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrant and to cause the Registration Statement to become effective on or before December 31, 2000. Commencing on and after the effectiveness of the Registration Statement, the Company will have the right to redeem the Series A Convertible Preferred Shares then outstanding upon 10 days notice and payment to the purchaser of an amount equal to 125% of the stated value thereof, provided that the purchaser shall have the right during such 10 day period to convert the then outstanding Preferred Shares into shares of common stock based on 75% of the closing bid price of the common stock on the date of the redemption notice is given by the Company.

         The Company has agreed to issue to Thomson Kernaghan & Co. Limited, as placement agent for its services in connection with the sale of the Series A Convertible Preferred Shares, an aggregate of 100,000 shares of the Company's common stock and a warrant exercisable over a five year period to purchase 150,000 shares of the Company's common stock at $3.00 per share. The result of the shares issued to the placement agent (including the shares issuable upon exercise of its warrant) are to be included in the Registration Statement.

                               [INSIDE BACK COVER]

                                                (BACK COVER PAGE - COMMON STOCK)
================================================================================



                                             SHARES


                       WALL STREET STRATEGIES CORPORATION


                        1,537,594 SHARES OF COMMON STOCK


                                 --------------

                               P R O S P E C T U S

                                 --------------




                                 --------------

                                           , 2000

                                 --------------



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     WE HAVE NOT TAKEN ANY ACTION IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION AND DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Registrant's certificate of incorporation generally provides for indemnification of each director, officer, employee or agent as long as such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interest of the company and had no reasonable cause to believe that such conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of our common stock registered hereby.

          SEC registration fee...................................     $1,167
          Blue Sky fees and expenses (including legal fees)......      3,000
          Printing and engraving expenses........................     15,000
          Registrar and transfer agent fees......................        500
          Other legal fees and expenses..........................     75,000
          Accounting fees and expenses...........................     10,000
          Miscellaneous .........................................      5,333
                                                                    --------

          Total..................................................   $110,000
                                                                    ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

No securities that were not registered under the Securities Act have been issued or sold by us within the past three years, except as described below.

     1. On June 12, 1998, in connection with the merger of VECO and VET with and into VEM (VEI-Colorado's wholly-owned subsidiary), VEI-Colorado issued 6,000,000 shares of its common stock to five individuals, who were the former member-owners of VECO and VET in exchange for their entire membership interest in and to VECO and VET. The shares were issued to sophisticated investors in reliance upon the exemption provided by Section 4(2) of the Securities Act. Effective March 31, 1999, the 1998 Merger was unwound and the 6,000,000 shares issued in connection therewith were canceled.

     2. In June 1998, VEI-Colorado completed a private placement of 550,000 shares of its common stock at $1.00 per share (an aggregate purchase price of $550,000) to four sophisticated investors in reliance upon the exemption provided by Rule 504 of Regulation D, as promulgated by the SEC under the Securities Act. The shares were issued to the following investors:

Name of Investor Invested                 Number of Shares Purchased     Amount
-------------------------------------     --------------------------    --------
Avarn Investments Inc.                     250,000                      $250,000
Avatar Business Corp.                      250,000                      $250,000
John D. Brasher, Jr.                        25,000                      $ 25,000
Corporate Communications Network Inc.       25,000                      $ 25,000

     3. On June 4, 1999, VEI-Colorado sold and issued to Ian Rice, a sophisticated investor, 4,000,000 shares of its common stock for an aggregate purchase price of $20,000 ($.0025 per share purchased). The shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act. On or about September 23, 1999, 7,850,000 shares of common stock owned by Mr. Rice were canceled.

     4. On June 21, 1999, in connection with the merger of VEI-Colorado into the company (its subsidiary), which merger was effected for the sole purpose of reincorporating VEI-Colorado in the State of Nevada, we issued 14,100,000 shares of common stock to the shareholders of VEI-Colorado in exchange for their aggregate 7,050,000 shares of common stock in VEI-Colorado (representing all of the issued and outstanding shares of capital stock of VEI-Colorado). The shares were issued in reliance upon Rule 145(a)(2) as promulgated by the SEC under the Securities Act. The merger did not involve the transfer of any consideration by shareholders of VEI-Colorado to WSSC; shareholders' percentage interests in WSSC following the merger were the same as their percentage interests in VEI-Colorado prior thereto.

     5. On July 30, 1999, we sold an aggregate of 1,255,205 shares of common stock at $0.0025 per share (an aggregate purchase price of $3,138) to ten sophisticated individuals, eight of whom were employees of Wall Street Strategies, Inc., and two of whom subsequently became employees of the company. The shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act.

     6. On September 23, 1999, we issued to Charles V. Payne, a sophisticated investor, 9,455,898 shares of common stock in exchange for Mr. Payne's 100 shares of common stock of Wall Street Strategies, Inc. The issuance of these shares was exempt from registration pursuant to Section 4(2) under the Securities Act. The number of shares of common stock issued to Mr. Payne was determined arbitrarily by the parties and the parties did not assign any valuation to the shares of common stock in Wall Street Strategies, Inc. transferred by Mr. Payne to the company or to the shares of common stock issued to Mr. Payne. However, based on the closing price of the common stock on February 23, 1999, the consideration paid for Mr. Payne's shares was $54,957,679.

     7. In September 1999, we completed a private placement of 600,000 shares of common stock at $5.00 per share (an aggregate purchase price of $3,000,000) to three accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D, as promulgated under the Securities Act. The shares were issued to the following investors:

Name of Investor              Number of Shares Purchased       Amount Invested
-------------------------     --------------------------       ---------------
Bamby Investments Limited              586,000                   $ 2,930,000
HK Partners LLC                         12,000                   $    60,000
Gerald H. Turner                         2,000                   $    10,000

     8. On February 9, 2000, we issued to Continental Capital & Equity Corporation ("CCEC"), a sophisticated investor, 30,000 shares of common stock, valued in the aggregate at $420,000, in compensation for services to be rendered by CCEC to the company pursuant to a Market Access Program Marketing Agreement between the parties dated January 26, 2000, and an option to purchase 100,000 shares of common stock at prices ranging from $10.00 to $16.00 per share, which option was valued, in the aggregate, at $871,000. The agreement was subsequently terminated. After return of some of the shares, Continental was left with 17,500 shares and options to purchase 25,000 shares at $10.00 per share.

   With respect to the issuances of securities referenced above, other than those described in paragraphs 2 and 4, investors were furnished with information regarding the company and the offering and issuance, and each had the opportunity to verify the information supplied. Additionally, the company obtained a representation from each investor of such investor's intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate restrictive legends, and we issued stop transfer instructions to our transfer agent.

     10. On August 18, 2000, Registrant sold to CALP II Limited Partnership ten shares of our 8% Series A Convertible Preferred Stock as well as warrants to purchase 80,000 shares of common stock at $3.00 per share for five years for an aggregate purchase price of $1,000,000. A total of 1,000,000 shares of Registrant's Common Stock were deposited into escrow and will be released upon conversion of the Series A Convertible Preferred Stock. These shares are not deemed to be issued and outstanding. The net proceeds of the placement were $995,000 taking into account certain of CALP's expenses that Registrant had agreed to pay for, not including expenses in connection with the preparation of this registration statement. In connection with this transaction, as a commission for placement agent services, Registrant issued to Thomson Kernaghan & Co. Limited 100,000 shares of common stock and warrants to purchase 150,000 shares of common stock at $3.00 per share for a period of five years. This transaction was exempt from registration under Regulation S.

      11. From time to time from August 1999 through April 7, 2000, we granted stock options to officers, directors and employees of, and advisors and consultants to us. These grants have been made at exercise prices ranging from $3.50 to $11.50 per share. To date, no stock options have been exercised. Options have been issued in reliance upon the exemption provided by Section 4(2) of the Securities Act, and the securities contain the appropriate legend.

ITEM 27.  EXHIBITS.

The exhibits filed as part of this registration statement are as follows:

   EXHIBIT                                                  DESCRIPTION
   NUMBER
     2.1       Agreement and Plan of Share Exchange dated July 30, 1999, by and between Charles V. Payne and
               Registrant*
     3.1       Certificate of Incorporation*
     3.2       Articles and Certificate of Merger*
     3.3       Certificate of Amendment of Certificate of Incorporation*
     3.4       By-laws as currently in effect*
     3.5       Certificate of Designation of  the 8% Series A Convertible Preferred Stock
     4.1       Specimen Common Stock Certificate*
     4.2       1996 Compensatory Stock Option Plan*
     4.3       1999 Incentive Program*
     4.4       Amendment to Registrant's 1999 Incentive Program***
      5        Legal Opinion of Bryan Cave LLP
    10.1       Agreement of Lease dated as of July 1, 1998, between 130 William LLC and Wall Street Strategies,
               Inc.***
    10.2       Agreement of Lease dated as of November 23, 1999, between Praedium II Broadstone LLC and Wall Street
               Strategies, Inc.*
    10.3       Registration Rights Agreement dated as of September 23, 1999, by and among the Registrant and Charles
               Payne*
    10.4       Voting Agreement dated September 23, 1999, by and among Charles Payne, Registrant, Sigma Limited,
               S.A., Ian Rice and Corporate Communications Network, Inc.*
    10.5       Employment Agreement dated September 23, 1999, among Wall Street Strategies, Inc., Registrant and
               Charles Payne*
    10.6       Employment Agreement dated July 30, 1999, by and between Registrant and David McCallen*
    10.7       Employment Agreement dated July 30, 1999, by and between Registrant and Shawn Baldwin*
    10.8       Amended and Restated Subscription and Rights Agreement dated July 30, 1999, by and between the
               Registrant and David McCallen*
    10.9       Amended and Restated Subscription and Rights Agreement dated July 30, 1999, by and between the
               Registrant and Shawn Baldwin*
    10.10      Form of Subscription and Rights Agreement by and between Registrant and Subscriber*
    10.11      Amended and Restated Escrow Agreement dated July 30, 1999, by and among Registrant, David McCallen and Escrow Agent*
    10.12      Amended and Restated Escrow Agreement dated July 30, 1999, by and among Registrant, Shawn Baldwin and
               Escrow Agent*
    10.13      Form of Escrow Agreement by and among Registrant, the Subscribers for shares of Registrant's common stock and Escrow Agent*
    10.14      Stock Option Agreement dated July 30, 1999, by and between the Registrant and David McCallen*
    10.15      Form of Advisor Agreement between the Registrant and each member of the Advisory Board*
    10.16      Form of Stock Option Agreement (Advisor)*
    10.17      Consulting Agreement dated as of September 23, 1999, by and between Registrant and Sigma Limited,
               S.A.*
    10.18      Market Access Program Marketing Agreement dated January 26, 2000, by and between Continental Capital
               & Equity Corporation and the Registrant*
    10.19      Engagement Letter dated December 23, 1999, by and between Registrant and Joseph Charles & Assoc.,
               Inc.**
    10.20      Employment Agreement dated April 7, 2000, by and between Registrant and Daliah Amar**
    10.21      Employment Agreement dated March 20, 2000, by and between Registrant and Joshua P. Eggert**
    10.22      Stock Option Agreement dated July 30, 1999, by and between Registrant and Shawn Baldwin**
    10.23      Form of Stock Option Agreement (Employee)**

    10.24      Form of Stock Option Agreement (Director)**
    10.25      Letter of Intent dated October 19, 1999, by and between the Registrant and Zacks Investment Research**
    10.26      Letter dated November 4, 1999, by and between Registrant and Data Broadcasting Corporation**
    10.27      Memorandum of Understanding dated November 22, 1999, by and between Registrant and International
               Integrated Solutions, Ltd.**
    10.28      Letter Agreement dated April 11, 2000, by and between Registrant and 130 William LLC**
    10.29      Joint-Marketing Agreement, dated April 28, 2000, by and between CyBerCorp, Inc. and Registrant****+
    10.30      Order Flow Agreement, dated April 28, 2000, by and between CyBerBroker, Inc. and Registrant****+
    10.31      Sales and Marketing Agreement, dated April 29, 2000, by and between Data Broadcasting
               Corporation and Wall Street Strategies, Inc.****+
    10.32      Marketing Agreement,  dated  as  of May 30, 2000, by and between ConSors Discount-Broker A.G.  and
               Wall Street Strategies, Inc.****+
    10.33      Data  Provider  Agreement,  dated  May 15, 2000,  by and between Interactive  Investor Limited  and
               Wall Street Strategies, Inc.****+
    10.34      Subscription Agreement dated as of August 18, 2000 between Registrant and CALP II Limited Partnership
    10.35      Amendment No. 1 to Subscription Agreement dated September 29, 2000 between Registrant and CALP II
               Limited Partnership
    10.36      Conversion Escrow Agreement dated as of August 18, 2000 by and among Registrant, CALP II Limited
               Partnership and Bryan Cave LLP
    10.37      Letter Agreement dated August 28, 2000 between Registrant  and Merrill Lynch, Pierce, Fenner & Smith,
               Inc.
    10.38      Multex Contributor Agreement dated August 9, 2000 between Registrant and Multex.com, Inc.+
    16.1       Letter from Lilling & Company LLP to Securities and Exchange Commission**
    16.2       Letter from Gelfond Hochstadt Pangburn, P.C. to Securities and Exchange Commission***
    23.1       Consent of Hays & Company
    23.2       Consent of Lilling & Company
    23.3       Consent of Bryan Cave LLP (included in Exhibit 5)

-----------------------

* Previously filed with the Securities Exchange Commission as an Exhibit to the Registration Statement on Form 10-SB, File No. 0-29499.

**       Previously filed with the Securities Exchange Commission as an Exhibit to the Amendment No.1 to Registration Statement on Form 10-SB, File No. 0-29499.

***      Previously filed with the Securities Exchange Commission as an Exhibit to the Amendment No.2 to Registration Statement on Form 10-SB, File No. 0-29499.

****     Previously filed with the Securities Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

+        Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

         (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) include any additional or changed material information with respect to the plan of distribution. (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter II-5 has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 16, 2000.

                                             WALL STREET STRATEGIES CORPORATION



                                             By:      /s/ Charles V. Payne
                                                -------------------------------
                                                        Charles V. Payne
                                                        President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles V. Payne as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and any other documents and instruments incidental thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other government or regulatory authority), granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date set forth opposite their names.

   SIGNATURE                           TITLE                        DATE
Charles V. Payne          Director (Principal Financial and     October 16, 2000
                          Accounting Officer)



David McCallen            Director                              October 16, 2000



Ian Rice                  Director                              October 16, 2000



Gerald Turner             Director                               October 16,2000